UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIMUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	27-2948600
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

23 Orchard Road
Suite 105
Skillman, NJ 08558
(800) 903-4131
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dennis M. O’Donnell
President and Chief Executive Officer
Primus Therapeutics, Inc.
23 Orchard Road
Suite 105
Skillman, NJ 08558
(800) 903-4131
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________

Copies to:

Daniel R. Kinel, Esq.	Andrew W. Sheldrick, Esq.	Vincent A. Vietti, Esq.
James M. Jenkins, Esq.	Sheldrick & Co., PLLC	Stephen R. Brill, Esq.
Harter Secrest & Emery LLP	250 Park Avenue	Fox Rothschild LLP
1600 Bausch & Lomb Place	Seventh Floor	997 Lenox Drive, Bldg. 3
Rochester, NY 14604	New York, NY 10177	Lawrenceville, NJ 08648
(585) 232-6500	(646) 350-0469	(609) 896-3600
(585) 232-2152 - Facsimile	(646) 390-8724 - Facsimile	(609) 896-1469 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [     ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [     ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. [     ]

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum offering Price per Unit(2)	Proposed Maximum Aggregate offering Price	Amount of Registration Fee
Units, each comprised of two (2) shares of common stock, par value $0.001 per share, and one (1) warrant	[ ] units	$[ ]	$[ ]	$[ ]
Shares of common stock included in the Units	[ ] shares	[ ]	[ ]	- (3)
Warrants included in the units	[ ]warrants	-	-	- (3)
Shares of common stock underlying the warrants included in the units	[ ] shares	[ ]	[ ]	$[ ]
Representative’s Warrant	1 warrant	$[ ]	$[ ]	$[ ]
Units underlying Representative’s Warrant ("Representative’s Units") (4)	[ ] units	$[ ]	$[ ]	$[ ]
Shares of common stock included in Representative’s Units(4)	[ ] shares	$[ ]	$[ ]	$ - (3)
Warrants included in Representative’s Units	[ ]warrants	-	-	- (3)
Shares of common stock underlying the warrants included in the Representative’s Units	[ ] shares	[ ]	[ ]	$[ ]
Total			$18,000,000	$2,089.80
(1)	Includes [ ] units, consisting of [ ] shares of common stock and [ ] warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	No fee is required pursuant to Rule 457(g).
(4)	Represents 8% of the shares underlying the units to be sold in the offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated [                          ], 2011

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

[     ] Units

This offering is the initial public offering of our securities. We are offering [ ] units, each unit consisting of two shares of our common stock and a warrant to purchase one share of our common stock.

Each warrant entitles the holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying the units, subject to adjustment as described herein. Each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over allotment option or its exercise in full, and will expire on [ ], 20[ ], or earlier upon redemption.

We expect the initial public offering price to be between $[ ] and $[ ] per unit. Currently, no public market exists for our units, common stock or warrants. We intend to apply to list our units, as well as our common stock and warrants underlying the units, on the Nasdaq Capital Market under the symbols PRTH.U, PRTH and PRTH.W, respectively. We anticipate that the units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 60th day after the closing of this offering or earlier at the discretion of the representative of the underwriters.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price	$[ ]	$[ ]
Underwriting discount and commissions	$[ ]	$[ ]
Proceeds to us, before expenses	$[ ]	$[ ]

We have granted the underwriters the right to purchase up to [ ] additional units from us at the public offering price, less the underwriting discount of [8%], within 45 days after the closing of this offering, to cover over-allotments, if any. This corresponds to [15%] of the units sold in the offering. Following the closing of this offering, we will grant the underwriters an additional warrant to purchase [ ] units, equal to [8]% of the units sold in this offering.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the units for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in this offering on or about [                      ] 2011.

Maxim Group LLC
The date of this prospectus is [                  ], 2011

PRIMUS THERAPEUTICS, INC.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	iii

PROSPECTUS SUMMARY	1
Business Overview	1
Our Proposed Products and Business Plan	1
Licensed Technology	2
Our Strategy	2
Risks Associated With Our Business	2
Company Information	3
The Offering	3

RISK FACTORS	6
Risks Related to Our Financial Condition	6
Risks Related to Our Intellectual Property and Technology	7
Risks Related to our Business and Product Line	10
Risks Related to the Industry in Which We Will Compete	12
Risks Related to this Offering and the Ownership of Our Securities	14

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18

USE OF PROCEEDS	19

CAPITALIZATION	20

DILUTION	21

DIVIDEND POLICY	22

DETERMINATION OF OFFERING PRICE	22

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
Overview	23
Revenue	24
Results of Operations	24
Liquidity and Capital Resources	24
Off-Balance Sheet Arrangements	24

BUSINESS	25
Company Overview	25
The Market for Our Products	26
Our Product Candidates	27
Business Strategy	28
Customers	28
Manufacturing and Distribution	28
Sales and Marketing	28
Research and Development	29
Intellectual Property	29
Government Regulation	29
Competition	30
Material Agreements	30
Properties and Facilities	32
Insurance	32
Employees	32
Legal Proceedings	32

MANAGEMENT	33
Board Composition and Election of Directors	35
Board Committees	36
Code of Business Conduct and Ethics	38

EXECUTIVE COMPENSATION	38
Compensation Policies	38
2010 Summary Compensation Table	39
Employment Agreements	39

- i -

Potential Payments upon Termination of Employment	40
2011 Equity Incentive Plan	41
2010 Director Compensation	42

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS	44
Consulting Agreement with Dana Holdings, LLC	44
Bridge Loan Agreements	44
Dana Holdings Advance	45

DESCRIPTION OF CAPITAL STOCK	46
General	46
Units	46
Common Stock	46
Warrants to be Issued as Part of the Units	46
Representative's Warrants	47
Preferred Stock	48
Bridge Notes	48
Convertible Notes	48
Anti-Takeover Effects of Delaware Law and Certain Provisions of our Amended and Restated Certificate of	48
Transfer Agent	49
Listing	50

SHARES ELIGIBLE FOR FUTURE SALE	50
Sales of Restricted Shares	50
Rule 144	50
Lock-up Agreements	51
Form S-8 Registration Statement	51

UNDERWRITING	52
Commissions and Expenses	52
Over-Allotment Option	53
Representative’s Warrant	53
Lock-Up Agreements	53
Other Terms	54
Indemnification	54
Electronic Delivery	54
Pricing of this Offering	54
Stabilization	55
Foreign Regulatory Restrictions on Purchase of Units	56

LEGAL MATTERS	56

EXPERTS	56

ADDITIONAL INFORMATION	56

FINANCIAL STATEMENTS	F-1

- ii -

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any supplemental prospectus we issue. We have not, and the underwriters have not, authorized any third party to provide you with different or additional information. If a third party provides you with different or additional information, you should not rely on it. You should not assume that the information in this prospectus or any supplemental prospectus is accurate or complete as of any date other than the date specified on the cover regardless of the time of delivery of this prospectus or the sale of the units. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

It is important for you to read and consider all of the information contained in this prospectus before making your investment decision to purchase units in this offering. See "Additional Information" in this prospectus for instructions on how you can access additional information.

We obtained statistical, market and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical, market and other industry data and forecasts are reliable, we have not independently verified them, and we do not make any representation as to their accuracy.

Through and including [ ], 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the United States: Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

- iii -

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context requires otherwise, or unless otherwise noted, all references in this prospectus to the "Company," "we," "our," or "us" refer to Primus Therapeutics, Inc.

PRIMUS THERAPEUTICS, INC.

Business Overview

We are a start-up company with no revenues. We plan to license, develop, market and sell consumer self-care products for preventing and ameliorating the symptoms of common ailments such as cough, cold, influenza, joint pain, gingivitis, products promoting cardiovascular health and analgesics for muscle pain/inflammation. Our products will incorporate technology licensed from one or more third-party drug development companies and will compete against leading products in the consumer self-care marketplace. We intend to sell our products under the trademarks PreVenza™ and Duract™, marks we have developed but have not yet used in commerce.

Our Proposed Products and Business Plan

Our planned product range will include homeopathic remedies, dietary supplements and over-the-counter, or OTC, drugs, with particular focus on homeopathic remedies. Because homeopathic products do not require prior United States Food and Drug Administration, or FDA, approval, we expect to bring new homeopathic products to market more quickly, and at a substantially lower cost, than would be the case for compounds that are classified and regulated as OTC drugs. In addition, the homeopathic pathway allows specific product claims that are not permitted for dietary supplements, which are regulated under the Dietary Supplement Health and Education Act of 1994, or DSHEA. The initial OTC products we plan to sell will be regulated under the FDA’s OTC monograph system, which allows marketing without clinical testing or prior regulatory approval provided that the ingredients, strength and labeling are consistent with the relevant monograph. Other OTC products may be developed under an accelerated New Drug Application, or NDA, pathway known as Section 505(b)(2).

We currently license a soft chew containing glucosamine and chondroiton for joint health and a fast-dissolving dextromethorphan lozenge for cough and cold relief. We intend to license and/or develop a broad range of products to address large market opportunities, including:

  a line of joint health products containing glucosamine and chondroitin in a soft chew format;

  a long-acting immune-boosting product in an effervescent form;

  a cardiovascular health product in a soft chew format;

  a line of maximum strength therapeutic cough and cold tablets that dissolve rapidly in the mouth;

  a line of long-acting therapeutic cough tablets that dissolve rapidly in the mouth;

  a line of maximum strength therapeutic analgesic tablets that dissolve rapidly in the mouth;

  a line of long-acting therapeutic analgesic tablets that dissolve rapidly in the mouth, caplets and liquids; and

  a gingivitis prevention product.

Licensed Technology

Our initial products are based on proprietary drug delivery technologies and know-how owned by Capricorn Pharma, Inc., a privately-owned drug development company based in Frederick, Maryland, which will manufacture products using its technology for us on an exclusive basis. We have entered into license agreements with Capricorn pursuant to which Capricorn has licensed to us certain technology used in manufacturing glucosamine-chondroitin "soft chews" for treating joint pain and fast dissolving cherry-flavored 30 mg dextromethorphan lozenges for treating cough/cold symptoms. Capricorn has particular expertise in the drug delivery market for non-prescription products, including homeopathic remedies and dietary supplements. According to Pharmalive.com, demand for drug-delivery systems is anticipated to continue to grow due to accelerating patent expirations and the slow pace of new ingredients being developed.

Our Strategy

We plan to acquire and expand market share through a series of sales and marketing initiatives that we expect will include:

  trial generating programs;

  programs with retailers to enhance consumer awareness of our products, such as "co-op" marketing under which we would contribute to the cost of the promotion at the retail level; and

  recommendations from healthcare professionals.

Because we expect our product offerings will offer sustained release characteristics that are superior to the products they will compete against, we believe we will be able to attract retailer and consumer interest without significant upfront investment spending. We believe that our budgeted marketing and sales activities will be sufficient to achieve our revenue objectives.

We intend to offer our products directly to major food, drug, mass market and wholesale warehouse retailers throughout the United States, along with distributors that sell to smaller retail establishments.

Risks Associated With Our Business

In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled "Risk Factors" beginning on page 6 of this prospectus. These risks include, among others:

  We are a start-up company with no operating history;

  No retailers have agreed to sell our products;

  We do not own an established brand name under which to market and sell our products;

  We do not own the technology upon which our products will be based and we have no assurance that such technologies do not infringe upon the rights of any third party, or that a third party may be able to compete with us using the same or similar technology; and

  We will rely upon third parties to manufacture, store, distribute and sell our products.

There is, therefore, no assurance that we will generate sales revenues sufficient to continue operations in the long-term, and no assurance that we would be able to obtain additional funding on acceptable terms, if at all, should we require additional funding to implement our business plan.

Company Information

We were organized as a Delaware corporation on April 21, 2010. Our offices are located at 23 Orchard Road, Suite 105, Skillman, New Jersey 08558. Our telephone number is (800) 903-4131.

The Offering

Securities offered by us:	[ ] units, each unit consisting of two shares of common stock, $0.001 par value per share, and a warrant to purchase one share of common stock.

Common stock to be outstanding after this offering:	[ ] shares.

Warrants to be outstanding after this offering:	[ ] warrants issued as a part of the units, [ ] 12% bridge note warrants and representative's warrant. See "Description of Capital Stock" on page 46 of this prospectus for more information.

Terms of warrants issued as a part of the units:	Exercise price: $[ ], which is equal to 110% of the offering price of the common stock underlying the units.

Exercisability: each warrant is exercisable for one share of common stock, subject to adjustment as described herein.

Exercise period: each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over allotment option or its exercise in full, and will expire on [ ], 20[ ], or earlier upon redemption

Redemption of warrants issued as a part of the units:	We may call the warrants issued as a part of the units for redemption: (i) at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current; (ii) upon not less than 30 days prior written notice of redemption to each warrant holder; and (iii) if, and only if, the reported last sale price of the common stock equals or exceeds $[ ] per share for any 20 trading days within a [ ] consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If all of the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.

Over-allotment option:	We have granted the underwriters the right to purchase up to an additional [15]% of the total number of units to be offered by us at the public offering price, less the underwriting discount of [8]%, within 45 days from the closing of the offering to cover over-allotments, if any.

Use of proceeds:	We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately $[ ].

We intend to use the proceeds from this offering to fund research and development activities, marketing and promotional activities, product manufacturing, repayment of indebtedness, payment of consulting fees to Dana Holdings, LLC, and for other general corporate purposes, including working capital.

See "Use of Proceeds" on page 19 of this prospectus for more information.

Market for our common stock:	We intend to apply to list the units, as well as our common stock and warrants underlying the units, on the Nasdaq Capital Market.

Separation of common stock and warrants issued as a part of the units:	The units will begin trading on or promptly after the date of this prospectus. The units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission announcing when such separate trading will begin.

Risk Factors:	Investing in our securities involves a high degree of risk. An investor in our securities should be able to bear a complete loss of their investment. You should carefully consider the information set forth in the "Risk Factors" section beginning on page 6.

Related Party Transactions	We have entered into an amended and restated consulting agreement with Dana Holdings, LLC, which owns 75% of our issued and outstanding common stock. Pursuant to this agreement, Dana Holdings will provide certain management, business and strategic consulting services to us. Prior to the closing of the offering, in lieu of any other form of consideration, we will pay Dana Holdings a non-accountable monthly expense allowance of $15,000. After completion of the offering, we will pay Dana Holdings a monthly consulting fee of $80,000 and will reimburse its actual and documented out-of-pocket expenses reasonably incurred in performing the consulting services. The initial term of the consulting agreement ends on the one year anniversary date of the completion of the offering and renews automatically for additional one-year periods unless cancelled by either party not more than three and not less than two months prior to the expiration of the applicable term. In the event we cancel the agreement, we will be required to pay Dana Holdings a termination fee of $600,000.

We have issued a series of unsecured bridge notes in the aggregate principal amount of $500,000 to certain of our directors and significant shareholders.

See "Transactions with Related Persons and Control Persons" on page 44 of this prospectus for more information.

The number of shares of common stock that will be outstanding after this offering is based on [ ] shares of common stock outstanding as of [ ], and excludes the following:

  [ ] shares of common stock issuable to the holders of our 12% bridge notes;

  [ ] shares of common stock issuable upon exercise of warrants to be issued to the bridge note holders, with an exercise price of $[ ];

  [ ] shares of common stock issuable upon the conversion of our convertible promissory notes;

  [ ] shares of common stock issuable upon the exercise of warrants underlying the units sold in this offering;

  [ ] shares of common stock issuable upon exercise in full of the over-allotment option by the underwriter; and

  [ ] shares of common stock issuable upon exercise of warrants issued to the underwriter in connection with this offering with an exercise price of $[ ].

Unless specifically stated otherwise, all information in this prospectus assumes the following:

  The 1-to-7,692.308 forward stock split effective on December 3, 2010 has been effective since the formation of the Company;

  An initial offering price of $[ ], the mid-point of the $[ ] to $[ ] price range for this offering;

  The underwriters do not exercise their over-allotment option to purchase up to an additional 15% of the total number of units to be sold in the offering; and

  That we will continue our operations as a going concern.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects, and you may lose all or part of your investment.

Risks Related to Our Financial Condition

We are a start-up company with no operating history and we cannot assure you that we will generate any revenues or profits.

We are a start-up company formed on April 21, 2010 and have no operating history. There is, therefore, no historical financial data upon which to base an assessment of our future performance. We will seek to generate revenue through the sale of a range of homeopathic remedies, dietary supplements and over-the-counter pharmaceutical products, which we will market under brand names that have not yet been used in commerce. Our ability to generate revenues and achieve profitability is dependent upon, among other things, the response of major mass market and drug store chains and consumers to the products we will offer for sale. There can be no assurance that our products will gain acceptance in the market or that revenues from the sale of our products will be sufficient to achieve profitability within any given time frame, if at all.

We may require additional capital in the future, which may not be available on acceptable terms, or at all.

We currently have minimal tangible assets and negative working capital. We estimate that the proceeds of this offering will provide us with adequate working capital to commence and continue operations for a period of at least 12 months. However, there is no assurance that this projection is correct, and we may need to raise additional funding, over and above the proceeds of this offering, to implement our business plan and continue operations. We may seek to raise any necessary funding through one or more credit facilities, if available, or through the sale of debt or additional equity securities. However, there is no assurance that funding of any type would be available to us, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to us in the long term. If we are unable to raise any necessary additional financing when needed, we may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of our common stock, or render it worthless. If we issue additional debt or equity securities, such securities may enjoy rights, privileges and priorities (including but not limited to coupon rates, conversion rights, rights to fixed or preferential dividends, anti-dilution rights or preference as to the distribution of assets upon a liquidation) superior to those enjoyed by holders of our common stock, thereby diluting the value of our common stock.

We are currently controlled by our executive officers, directors and principal stockholders. After completion of this offering, our executive officers, directors and principal stockholders will have the ability to control the outcome of all matters submitted to our stockholders for approval.

Our directors, executive officers and 5% or greater stockholders currently own 100% of our voting capital stock. Dana Holdings, LLC currently owns 75% of our common stock. Joseph A Falsetti, the chairman of our board of directors, is the managing member of Dana Holdings. Mark I. Massad, our Chief Financial Officer, may also be deemed to be an indirect beneficial owner of Dana Holdings due to his wife’s ownership interest in Dana Holdings. Dennis M. O’Donnell, our President, Chief Executive Officer and member of our board of directors, currently owns 25% of our common stock. Upon completion of the offering, Dana Holdings will beneficially own approximately [ ]% of our voting capital stock and together with Mr. O’Donnell will, in the aggregate, beneficially own approximately [ ]% of our voting capital stock, assuming such persons do not purchase any units in this offering or dispose of any of their existing securities. In addition, Dana Holdings provides consulting services to us, for which we pay, prior to our initial public offering, $15,000 per month as a non-accountable expense allowance. After completion of our initial public offering, we will pay Dana Holdings a fee of $80,000 per month and reimburse its reasonable expenses. Dana Holdings and Mr. O’Donnell acting together, or Dana Holdings acting alone, could control the outcome of any matter submitted to our stockholders for approval, as well as management of our day-to-day affairs. For example, these persons will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may otherwise desire. The interests of these two stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and that might affect the market price for our securities.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the period from April 21, 2010 (Inception) to December 31, 2010, were prepared under the assumption that we will continue our operations as a going concern. We are a development stage company, have incurred losses from development stage activities to date and have accumulated a deficit during the development stage of $1,091,058. As a result, our independent registered public accounting firm in its audit report on our financial statements for the period ended December 31, 2010 has expressed substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

Our independent registered public accounting firm has identified a material weakness in our financial reporting process.

Our independent registered public accounting firm has identified a material weakness in our financial reporting process with respect to lack of segregation of duties. At present, we have only two employees, our President and Chief Executive Officer and our Chief Financial Officer. The fact that we do not have sufficient employees to permit an adequate segregation of duties, and in particular our lack of an accounting department, has to date prevented us from implementing an appropriate system of internal controls over financial reporting. Our failure to successfully remediate this material weakness could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Risks Related to Our Intellectual Property and Technology

Some of our products will incorporate technology that we license from a third party. If we breach any license agreement, the licensor may have the right to terminate such agreement, which could result in our having to discontinue sales of the affected products.

Certain of our products will utilize time-release technology that we have licensed from Capricorn Pharma, Inc., an unrelated privately owned drug development company. These agreements give us rights to use the technology and to sell, in the U.S., a specified range of products that Capricorn will manufacture for us on an exclusive basis. These agreements require that we comply with various contractual commitments, including the obligation to purchase minimum quantities of finished products from Capricorn. If we breach certain terms of these agreements, Capricorn may have the right to terminate the agreement or commence selling competing products to third parties. Should Capricorn terminate any license agreement for cause, we would be required to discontinue sale of the product covered by that agreement, unless we were able to license equivalent technology from a third party in a timely manner on comparable terms and conditions. The need to discontinue or suspend sales of a product, or any material adverse change in the economic terms under which we license the technology upon which our products depend, could materially reduce our sales revenues and adversely affect our results of operations and financial condition.

If we are found to have willfully violated the patent rights of a third party, we could be liable to pay treble damages.

Under U.S. patent law, a person that is found to have willfully violated the patent rights of another person is liable to pay treble damages. With respect to one of the patents we are licensing from Capricorn, Capricorn has not provided the information that would be required for us to obtain a full "freedom to operate" opinion. We based our decision to license the technology without such an opinion in part on assurances from Capricorn, and in the knowledge that such technology has been used by others without challenge for several years. There can, however, be no assurance that we would be protected from having to pay treble damages should a third party prevail against us in a patent infringement action, and in such event we would have no recourse against Capricorn. The obligation to pay treble damages could, depending on the amount involved, have a material adverse impact on our financial condition, results of operations, ability to implement our business plan, and to continue to operate as a going concern.

Certain technology we are licensing is the subject of a pending patent application and there is no assurance a patent will be issued.

One of our two initial products, glucosamine-chondroitin soft chews, will be manufactured using technology that is the subject matter of a pending patent application (Chewy Products and Methods for Making the Same, Serial No. 11/819,902, filed June 29, 2007). On February 19, 2010, the United States Patent and Trademark Office issued a final office action rejecting the claims made in such application, following which, on May 19, 2010, the applicant filed a Request for Continued Examination. As of the date of this prospectus, the application remains pending and there is no assurance that a patent will be issued. If no patent is issued, any legal recourse we may have against competitors that seek to market products utilizing the same or substantially similar technology would be severely limited. If competitors are able to utilize all or part of the technology we are licensing, we may face increased competition, loss of market share and/or reduced margins, all of which could adversely affect our results of operations and financial condition.

The technology we are licensing could be subject to infringement claims from third parties; under our license agreements, we would be required to defend any such claims at our cost.

The technology we are licensing from Capricorn may become subject to infringement claims from third parties. Our license agreements with Capricorn do not contain representations and warranties of non-infringement and provide that we would bear the cost of defending any infringement claims against our products. Such costs could be considerable. If a third party were to prevail in an infringement claim against us, we could be required to cease production of any products using the infringing technology and/or pay compensation for infringement. The requirement to cease selling products could in turn give rise to an obligation on our part to re-purchase infringing products from our customers. Should this occur, we would not be entitled to any form of indemnification or financial compensation from Capricorn, and would have no rights to return infringing product for refund or credit. The requirement to cease selling products, pay compensation to third parties and/or accept return of products from customers, without a corresponding right of indemnification, could adversely affect our results of operations and financial condition.

Although our current license and manufacturing agreements grant us exclusivity as to the finished products, competitors may be able to acquire the same active raw ingredients that our products will contain, and launch finished products that freely compete with ours.

Our two license and manufacturing agreements with Capricorn grant us exclusive rights to the licensed technology within the United States, as to the finished products in question, subject to our complying with certain minimum purchase commitments. However, Capricorn has informed us that it is a party to certain pre-existing contractual arrangements with a company engaged, among other things, in the sale of chemical ingredients. These contractual arrangements may permit such company, in certain circumstances, to acquire from Capricorn the microencapsulated raw materials that are used in manufacturing our products. This situation may also apply in the case of products that Capricorn may develop for us in the future. Should any of our competitors be able to purchase such microencapsulated raw materials, they may be able to develop, manufacture and bring to market finished products offering the same characteristics and benefits as ours. This could cause us to suffer lost sales, a reduction in market share and reduced revenues, which in turn would adversely affect our results of operations, financial condition and future prospects.

The proprietary and confidential nature of certain licensed technology could make it difficult to outsource production to third parties in the event of a default by our principal licensor/manufacturer.

Certain of our products will utilize technology that Capricorn, our licensor, claims is not in the public domain. Our agreements with Capricorn require Capricorn to transfer such technology to a third party manufacturer selected by us, should Capricorn default on its obligations to deliver product to us. However, should Capricorn breach this obligation we would have no financial recourse against Capricorn (other than the non-payment of royalties) and we would need to license alternative technology from third parties in order to continue manufacture of the affected products. We may not be able to identify such technology within a reasonable time, or on terms comparable to the terms of our license agreement with Capricorn, or at all. In addition, assuming that Capricorn makes such technology available to a third party manufacturer, there is no assurance that such third party manufacturer would be able to apply such technology effectively in its own facility.

We do not own an established brand, which may make consumers hesitant to use our products.

Sales of consumer products depend in part upon brand recognition. Brand recognition is the basis upon which consumers differentiate between products and develop "brand loyalty", which in turn is a key driver in consumers’ purchasing decisions. We do not own, and have no immediate plans to acquire, any established brands. We intend to market our products under the brand names PreVenza™ and Duract™, marks we have devised but have not yet used in commerce. We intend to promote the PreVenza™ and Duract™ brands through various marketing and promotional initiatives, but there can be no assurance that these initiatives will be successful, or that the brands will gain recognition and acceptance in the marketplace. In addition, we may be required to spend amounts substantially in excess of what we are currently budgeting on marketing and promotional activities. The failure of our PreVenza™ and Duract™ brands to gain market acceptance, or the need to spend more than anticipated to gain acceptance, would result in reduced revenues and/or increased costs, either or both of which would adversely affect our results of operations, financial condition and future prospects.

If we are not able to obtain trademark protection for our PreVenza™ or Duract™ brand names, we may be required to re-brand our products, which could cause delays in getting our products to market and substantially increase our costs.

Under United States law, a trademark cannot be registered unless, among other things, it has been used in commerce. Because we have not used the PreVenza™ or Duract™ marks in commerce, we have not yet been able to obtain trademark registrations for these marks. We have filed trademark applications for both marks on an "intent to use" basis, which requires us to submit evidence of actual use in commerce not later than six months after a notice of allowance is issued, unless an extension of such date is obtained. Although we believe neither mark infringes on the rights of others, and no challenges were filed during the period following the dates upon which the marks were published for opposition. Nonetheless, a third party could assert prior use of the PreVenza™ Duract™ marks, or otherwise challenge our application for trademark protection. If we have to defend against such a challenge, we may incur significant cost and expense, which would adversely affect our results of operations and financial condition. Moreover, should it be determined that our use of the PreVenza™ and/or Duract™ marks violates the intellectual property rights of any third party, we may be required to cease using the mark in commerce and rebrand our products under a different name. This could result in lost sales, loss of product listing, lost revenues, increased costs and/or liability to third parties whose intellectual property rights have been infringed, any or all of which would adversely affect our results of operations and financial condition.

Infringements on our intellectual property rights could result in additional expense and could devalue our brand equity.

Assuming we obtain trademark protection for our brand names, competitors (including manufacturers of "store brands") may nonetheless infringe on our trademarks, trade dress or other intellectual property rights and thereby dilute the value of our brands in the marketplace. If the value of our brands is diluted, or if competitors introduce brands or products that cause confusion in the marketplace with our brands and products, it could adversely affect the value our customers associate with our brand, and thereby negatively impact our sales. If third parties infringe on our intellectual property rights, including our trademarks and distinctive trade dress, we may incur additional cost and expense, and be required to commit significant time and resources, to challenge such infringements.

Risks Related to our Business and Product Line

We do not have any sales agreements with any retailers.

Our ability to sell our products in quantities sufficient to sustain operations and achieve profitability will depend upon mass-market retailers and drug store chains agreeing to stock our products. Since we have not yet launched any products into the marketplace, we currently do not have any agreements with any retailer to list any of our products, and there is no assurance we will be successful in procuring any such agreements. Many retailers decide which products to carry, and the type and quantity of shelf space to allocate to each, through a periodic process known as a "planogram reset". In the event we are unable to obtain listing for our products in the various planogram resets with any given retailer, we may have to wait for six months or longer before re-submitting our products for listing, and there is no assurance that these efforts would be successful. The failure to obtain listing for our products could result in our having to cease operations. Even if retailers agree to list our products, there is no assurance that we would be allocated advantageous shelf placement. The failure to procure advantageous shelf placement could result in reduced sales and revenues, which would adversely affect our results of operations and financial condition.

Certain of our product candidates require additional development before we can bring them to market.

Immediately following this offering, only two of our products will be fully developed and available for sale to consumers; namely PreVenza™ joint health soft chews and Duract™ fast-dissolving cough lozenges. We intend to enter into framework development agreements with Capricorn, and/or other third party drug development companies, to formulate and develop additional products. The development agreement requires us to pay certain development fees to Capricorn and to pay or reimburse Capricorn for costs and expenses associated with the development process. There is no assurance that the remaining development work on our product candidates will be completed in the time frame anticipated, or at all, or that the costs and expenses associated with such development will not exceed the amounts we have budgeted. In particular, any delay in completing the formulation, development and testing of any of the products scheduled for introduction in the 2011 cough/cold season could delay their introduction for a full year until the 2012 cough/cold season. If we are unable to bring our full range of products to market in the time frame currently anticipated, or if the costs and expenses associated with such development exceed the amounts currently budgeted, this could materially reduce our revenues and adversely affect our profitability and results of operations.

We will be dependent upon third parties to manufacture the products we sell.

We currently do not, and do not intend in the future to, manufacture the products we will sell. Instead, we will outsource manufacturing either to Capricorn (in the case of products incorporating technology licensed from Capricorn) or to other third party contract manufacturers. We currently do not have any agreement with any third party manufacturers other than Capricorn. There is no assurance that Capricorn or any other contract manufacturer will have the ability to manufacture products in the quantities, or within the timeframes, required to meet customer demand. If any of our contract manufacturers proves unable to deliver products as and when needed, there is no assurance that we would be able to find alternative manufacturers to provide the products we need in a timely manner. Any disruption or delay in the manufacturing or delivery of products by our contract manufacturers could result in lost sales, jeopardize our relationships with our customers, and/or cause those customers to de-list our products. Even if we could identify alternative contract manufacturers to produce products within the time frame needed to meet customer orders, there is no assurance that we could obtain those products at prices and on other terms and conditions at least as favorable to us as the terms and conditions under which we previously purchased them. All of these factors could result in lost sales and/or reduced costs, which would adversely affect our results of operations and financial condition.

We will be dependent on third parties to warehouse and distribute our products.

We currently do not, and do not intend in the future to, own or operate our own warehouses, trucks or other distribution infrastructure. We will outsource all warehousing and distribution functions to a third party, which will receive finished goods from our contract manufacturers, store such products at its warehouse pending sale, and arrange for pickup or shipment when products are sold. Such third party will also be responsible for certain sales functions, as well as invoicing, collections and related matters. We intend to hire an experienced Vice President of Sales to oversee our sales operations.

Any failure by such third-party firm to fulfill its contractual obligations to us in a timely manner, could result in lost sales, the failure to meet customer delivery dates, or delays in billing our customers and remitting proceeds of sale to us, all of which could damage our customer relationships and our business. In such an event, we may not be able to obtain adequate, or any, financial compensation. In the event this firm becomes unable or unwilling to continue performing these services for us, we may be unable to find a replacement to provide such services on comparable terms and conditions, if at all. Any delay in finding an alternative provider, or any material change in the terms and conditions upon which we can obtain these services, could result in reduced revenues and/or increased costs and could jeopardize relationships with our customers, thereby adversely affecting our results of operations, financial condition, and future business prospects.

Increases in the cost of raw materials could harm our business.

Under our agreements with Capricorn, the price we will pay for finished goods will be determined in part upon the cost of the raw materials and other inputs used or consumed in the manufacturing process. Pricing will be adjusted on an annual basis to take account of changes in raw material prices. Any increase in the cost of raw materials would result in an increase in the price we pay for finished products. If we cannot pass these price increases along to our customers in the form of higher wholesale prices, the margin we earn on the sale of products would be reduced. Any increase in the price charged to consumers could result in lost sales and jeopardize brand loyalty and market position, any of which could adversely affect our results of operations and financial condition.

We will need to hire additional qualified personnel to implement our business plan, maintain effective internal controls and comply with the requirements associated with running a public company.

We are a start-up company with only two employees and we outsource certain of our key accounting and other functions. We currently do not have the in-house personnel and resources that will be necessary to implement our business plan, develop and maintain effective internal controls or comply with the reporting and other requirements associated with running a public company. We intend, upon completion of this offering, to hire additional qualified accounting and other personnel to address these needs. However, there is no assurance that we will be able to recruit such employees in a timely manner, or at all. Our inability to do so may adversely affect the implementation of our business plan, prevent us from implementing effective internal controls and otherwise comply with the reporting and other requirements to which, as a public company, we will be subject. Since we are a smaller reporting company, we are currently not required to include an attestation report of our independent registered public accounting firm regarding our management’s assessment of our internal control over financial reporting. Unless we voluntarily elect to comply with these obligations, investors in our shares will not have the protections offered by the auditor’s attestation report.

We depend upon the services of certain key executives, and the loss of those services could adversely affect our business.

The success of our business will depend in part upon the continued contributions of Dennis M. O’Donnell, our President and Chief Executive Officer, and Mark I. Massad, our Chief Financial Officer. Although we have entered into employment agreements with Messrs. O’Donnell and Massad, either or both of them may voluntarily terminate their employment with us at any time or their services may otherwise become unavailable to us. We intend to carry "key man" insurance with respect to Mr. O’Donnell, but there is no assurance that this would adequately compensate us for the potential damage to our business should his services become unavailable.

We do not intend to carry "key man" insurance on any of our other employees. In addition, our inability to find qualified candidates to complement our management team following completion of the offering, or the subsequent loss of such employees could have a material adverse effect on our business operations and future prospects.

Risks Related to the Industry in Which We Will Compete

The market for consumer healthcare products is highly competitive.

The business of manufacturing and selling consumer healthcare products is highly competitive. Factors such as brand recognition, product quality, performance, price, product availability at retail stores and placement on shelf all affect consumers’ purchasing decisions. The OTC market includes "name brand" products, which typically command a premium price due to brand loyalty and/or the perception that they offer higher quality, and "private label" (or "store brand") products, which compete based upon their lower price. Since we do not have an established brand, consumers may view our products as equivalent to private label products, even though we intend to offer them at a premium price, because we believe consumers will be willing to pay more for a sustained release product, even if the brand itself is not widely known. There can be no assurance that this strategy will be successful. In addition, producers of name brand products may reduce their prices in an attempt to prevent us from acquiring market share at their expense. If we are not able to compete against brand name products, or if the manufacturers of brand name products reduce their prices, we may be required to reduce our prices in order to achieve market share. This would result in lower revenues and would adversely affect our results of operations and financial condition.

Our competitors have substantially greater financial and human resources than we do.

Our competitors include virtually all of the major OTC manufacturers including, among others, Pfizer Consumer Healthcare, Merck Consumer Health Care, McNeil Consumer Healthcare, Novartis Consumer Health, Inc., Reckitt Benckiser, and a number of mid-sized companies such as Sanofi-Aventis Consumer Healthcare Products (formerly Chattem) and Prestige Brands. Each of these companies is significantly larger and has substantially greater financial and human resources than we do. They are, therefore, able to spend more than we can on product development, advertising and marketing. Their greater presence in the market may give them greater leverage in dealing with major retail chains on issues relating to product listing, shelf placement and in-store promotion. Their greater resources may also enable them to respond more quickly and effectively than we can to changing business and economic conditions, and to future changes in the regulatory framework affecting consumer healthcare products, including regulatory changes that result in increased compliance costs.

Sales of our products will fluctuate due to seasonality.

Some of our products will be marketed primarily as cough/cold remedies. Sales of such products are highly seasonal in nature and levels of sales depend upon the severity of the cough/cold season, which typically occupies the period October through March. Most retailers place orders for cough/cold products in June, for delivery during the period July through September. Because of this seasonality, we do not expect to make significant sales of our cough/cold products for the 2011 cough/cold season and anticipate beginning to generate sales in significant volumes only in the latter part of 2011. A milder or shorter-than-normal cough/cold season would result in decreased sales and reduced revenues, which would adversely affect our results of operations and financial condition.

We must continually develop new products that appeal to consumers in order to compete successfully and we may not be able to do so.

Our long-term success will depend upon our ability to develop and launch new products that appeal to consumers. We will continue to face strong competition from our competitors, all of which currently have greater resources than we do to fund new product development and marketing initiatives. We currently do not have any internal capacity to undertake new product formulation and testing and will therefore depend upon Capricorn or other third party developers to undertake this process for us. There can be no assurance that Capricorn or any such third party developer will be successful in developing new products within the time frame required, if at all, or at a cost that is economically viable in light of our resources and the potential profitability of the products in question.

Moreover, our ability to develop new products will in part depend upon our ability to generate profits from operations, or to raise additional financing. In the OTC field, new product development can be very costly and we may not be able either to generate sufficient profits to fund new product development, or to raise financing from external sources on acceptable terms and conditions or at all. The process of new product development is subject to the following additional risks:

  we may experience unanticipated or negative research and development results;

  new products may be found to be ineffective or unsafe, or may otherwise fail to receive required regulatory approvals;

  proposed products, while effective, may be uneconomical to manufacture and sell;

  our retail customers may not agree to list newly-developed products, or may not allocate them adequate or appropriate shelf space;

  new products may not achieve broad market acceptance;

  intellectual property rights of third parties may preclude us from developing or marketing proposed new products; and

  we may be unable to produce sufficient product inventories to meet customer demand.

The development of competing formulations or technologies could adversely affect our competitiveness, sales and profitability.

We intend to market certain of our products based on the fact that they incorporate patented and/or proprietary sustained release, taste masking and other technologies. We intend to license all of this technology for the products we initially plan to introduce, which we refer to as our launch products, from Capricorn, which will also manufacture finished products for us on an exclusive basis. However, competitors may have access to the key ingredients contained in our products (including ingredients produced using the same technology we are licensing). In addition, other forms of sustained release technology exist or may in the future be developed, and our competitors may apply these technologies to develop products that compete directly with ours. This could cause us to lose market share, or could require us to reduce prices in order to compete, either of which would result in reduced revenues that would adversely affect our results of operations and financial condition.

The inability to provide scientific proof for product claims may adversely affect our sales.

Under regulations adopted by the United States Food & Drug Administration, which we refer to as the FDA, and the Federal Trade Commission, which we refer to as the FTC, we are required to have adequate data to support any claims we make concerning our products. We do not intend to make any product-related or other claims unless we believe we are able to support them. However, if the FDA or FTC were to request additional support for any such claim and we were unable to provide it, those agencies could require us to stop making the claims in question or restrict us from selling the affected products. This could result in reduced revenues that would adversely affect our results of operations and financial condition.

A change in the regulatory environment for OTC, homeopathic and dietary supplement products could increase our costs and adversely affect our sales and profitability.

Our business is subject to various Federal, state and local laws. The products that we intend to sell under our PreVenza™ and Duract™ brand names are subject to regulations promulgated by the FDA that affect manufacture and labeling, approval and disclosure of ingredients, and claims made regarding the products. These regulations may change from time to time. If we or our contract manufacturers do not comply with any current or future regulations, the FDA could require us to stop selling and/or recall any non-compliant product. This could result in decreased revenues and increased costs, and could have a material adverse effect on our results of operations and financial condition.

Many of the products we intend to sell are currently classified as homeopathic drugs or dietary supplements, which are exempt from the more rigorous approval procedures applicable to products that are classified as OTC drugs for regulatory purposes. Any change in the regulatory treatment of homeopathic drugs or dietary supplements, or a determination that any of our products qualifies as a drug, could require us to withdraw such product from the market and/or refrain from making claims regarding the efficacy of such product pending completion of applicable testing and certification procedures. This would result in lost sales and increased costs and adversely affect our results of operations and financial condition.

Exposure to product liability claims could damage our brands and reputation.

As a seller of OTC and other products, we may become subject to product liability claims. Although we intend to maintain product liability insurance in amounts consistent with industry norms, there is no assurance that such insurance coverage would prove adequate. In addition, the negative publicity associated with a product liability claim, even if not meritorious, could damage the reputation of specific products or of our brands as a whole, prompt retailers to de-list our products, result in reduced sales and/or require us to devote additional resources to advertising to regain consumer confidence. Any of these factors could adversely affect our results of operations and financial condition.

Risks Related to this Offering and the Ownership of Our Securities

There is currently no public market for our shares and an active trading market for our common stock and other securities may not develop.

This is our initial public offering of equity securities and prior to this offering there has been no public market for our common stock or other securities. The initial public offering price for the units sold in this offering will be determined through negotiations with Maxim. We intend to apply to list the units, and our common stock and warrants issued as a part of the units, on the Nasdaq Capital Market under the symbols "PRTH.U", "PRTH" and "PRTH.W", respectively. We anticipate that the units will begin trading promptly following the date of this prospectus, and that the common stock and warrants will begin trading on the 60th day following the date of this prospectus or earlier at the discretion of Maxim. An active trading market for our common stock and other securities may never develop or be sustained. If an active market for our common stock and other securities does not develop, it may be difficult or impossible for you to sell the securities you purchase in this offering without significantly depressing the market price for such securities.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Based upon the sale of [ ] units at an assumed public offering price of $[ ] per unit (which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, we estimate that our pro forma adjusted net tangible book value immediately following completion of the offering would be approximately $[ ] million, which is equivalent to $[ ] per share of common stock outstanding. This represents an immediate increase in net tangible book value of $[ ] per share of common stock to our existing stockholders and an immediate dilution of $[ ] per share of common stock to the investors purchasing units in this offering. Purchasers of units in this offering will have contributed 100% of the aggregate price paid by all owners of our common stock, but will own only approximately [ ]% of our common stock outstanding after this offering.

To the extent outstanding options or warrants are exercised, you may incur further dilution. For further information, see "Dilution" on page 21 of this prospectus

We have broad discretion in the use of the net proceeds from this offering; certain proceeds will be used to pay fees to Dana Holdings, LLC, the owner of 75% of our issued and outstanding common stock, and will not be used to advance product development, marketing initiatives or our working capital requirements; future payments to Dana Holdings, LLC could strain our financial resources.

Our management will have broad discretion in applying the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. Specifically, approximately $1,000,000 of the proceeds from this offering will be used to pay fees to Dana Holdings, LLC, our principal stockholder, in exchange for consulting services. The failure by our management to apply the offering proceeds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline or delay the development of new products. Pending the application of the offering proceeds, we may invest excess funds in a manner that does not produce income or that loses value. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Additionally, the approximately $1,000,000 we are required to pay Dana Holdings, LLC annually along with the $600,000 termination fee we are required to pay Dana Holdings, LLC in the event we elect to terminate the consulting agreement with Dana Holdings could strain our financial resources and have a material adverse effect on our financial condition. For a further description of our intended use of the proceeds of this offering, see "Use of Proceeds" on page 19 of this prospectus.

A significant number of our shares of our common stock will become eligible for sale upon the completion of this offering, and a significant number of additional shares of our common stock may become eligible for sale at a later date; the sale, or possibility of the sale of these shares, could depress the market price of our common stock.

Each unit issued in this offering will consist of two shares of common stock and a warrant to purchase one share of common stock. We will also issue to the underwriter a warrant to purchase [ ] units. Exercise of this warrant would result in the issuance of an additional [ ] shares of common stock and warrants to purchase an additional [ ] shares of common stock. Additionally, following the completion of this offering, we will have outstanding other warrants that, if executed, would result in the issuance of an additional [ ] shares of common stock.

The sale or even the possibility of sale of the shares of common stock described above could substantially reduce the market price for our common stock or our ability to obtain future financing.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial additional dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

There is no guarantee that our securities will be listed on the Nasdaq Capital Market.

We will apply to have our units, common stock and warrants listed on the Nasdaq Capital Market. After the completion of this offering, we believe we will satisfy the Nasdaq listing requirements and expect that our units, common stock and warrants will be listed on the Nasdaq Capital Market. Such listing, however, is not guaranteed. If the application is not approved, we will seek to have our units, common stock and warrants quoted on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance any broker will be interested in trading our securities. Therefore, it may be difficult to sell any securities you purchase in this offering if you desire or need to sell them. Our underwriters are not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither the underwriters nor we can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, can be maintained.

The trading market for our common stock and other securities will depend, in part, on the research and reports that securities or industry analysts publish about our business or us. We do not currently have and may never obtain research coverage by securities or industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities could be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

Provisions in our certificate of incorporation, bylaws and applicable Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Among other things, our amended and restated certificate of incorporation and amended and restated by-laws:

  permit our board of directors to issue up to 1,000,000 shares of preferred stock, with whatever rights, preferences and privileges they may designate, including the right to approve an acquisition or change in our control;

  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

  provide that stockholders seeking to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

  provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer, or by the board of directors

These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (referred to herein as the "DGCL"), which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203.

If the prices of our securities are volatile, purchasers of our securities could incur substantial losses.

The prices of our securities may be volatile and as a result investors may not be able to sell their securities at or above the price paid in this initial public offering. The market prices of our securities may be influenced by many factors, including but not limited to the following:

  general economic, industry and market conditions;

  regulatory or legal developments in the United States, including changes in regulatory regime affecting OTC products;

  the level of consumer acceptance of our products;

  development of products and technologies that compete with, or render obsolete, our products and the technologies they incorporate;

  the filing of any patent or other infringement claims against us;

  the loss or expiration of patent protection for technologies we use;

  our ability to establish and maintain widespread distribution of our products;

  variations in our financial results or those of companies that are perceived to be similar to us;

  future sales or anticipated sales of our securities by us or our stockholders; and

  any other factors described in this "Risk Factors" section.

For these reasons and others, you should consider an investment in our securities as risky and invest only if you can withstand the loss of your entire investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "appear," "future," "likely," "probably," "suggest," "goal," "potential" and similar expressions, as they relate to us, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

Forward-looking statements reflect management’s analysis as of the date made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement.

In addition, you should refer to the "Risk Factors" section of this prospectus beginning on page 6 for a discussion of factors that may cause our actual results to differ materially from those that may be inferred from our forward-looking statements. Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

If any of our forward-looking statements proves to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

The net proceeds to us from the sale of the units in this offering will be approximately $[     ], assuming an initial public offering price of $[         ] per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Our net proceeds will increase by approximately $[          ] if the underwriters' over-allotment option is exercised in full.

We intend to use the net proceeds to us from this offering in the following manner and for the following purposes:

  Approximately $[1,500,000] to pay research and development costs and expenses for the products in our product portfolio;

  Approximately $[5,000,000] for marketing and promotional activities;

  Approximately $[5,000,000] to fund the manufacture of inventory of our products;

  Approximately $[70,000] to pay interest on indebtedness incurred to fund start-up expenses;

  Approximately $1,000,000 per annum to our principal stockholder, Dana Holdings, LLC for business and strategic advisory services; and

  The balance for sales expenses and general working capital purposes, including office rental and expenses, salaries and professional and advisory fees.

The Use of Proceeds described above reflects our intentions based upon our current contractual commitments and expectations as to, among other things, the costs and time frame associated with the development of our proposed new products, the effectiveness of our planned marketing and promotional activities, conditions in the industry in which we will compete and the business climate in general. The amount and timing of all of the expenditures itemized above will depend upon numerous factors, many of which may be outside our control. We, therefore, retain the right at any time to re-allocate the proceeds of the offering in our discretion, based upon conditions as they exist at such time.

We believe that the net proceeds from the offering, when combined with our existing cash resources and revenues from the sale of our initial products, will be sufficient to fund development of our product portfolio, as currently contemplated, and to fund working capital during that period.

Pending application of the net proceeds from the offering, we intend to invest any surplus funds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our actual cash and capital structure as of December 31, 2010, and on a pro forma basis, adjusted to reflect the following transactions:

  the issuance of [ ] shares of our common stock pursuant to the 12% bridge notes issued from July through November, 2010;

  the issuance of [ ] shares of our common stock pursuant to the 8% convertible promissory notes issued in January 2011;

  the sale of [ ] units pursuant to this offering, at a price of $[ ] per unit (the mid-point of the estimated public offering price specified on the front cover of this prospectus); and

  the application of the net proceeds from this offering and their application as described in "Use of Proceeds" on page 19 of this prospectus.

The information below is illustrative only and our cash, cash equivalents and short-term investments and capitalization following the completion of this offering will be based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2010
	Actual		Pro Forma
			as Adjusted (1)
	Unaudited
Cash	$1,105	$	[ ]
Note payable	250,000		[ ]
Notes payable - related parties	250,000		[ ]
Stockholders’ deficiency:
Common stock: $0.001 par value, 50,000,000 shares authorized and 7,692,308 shares issued and outstanding	7,692		[ ]
Paid in capital	(7,691)		[ ]
Deficit accumulated during the development stage	(1,091,058)
Total stockholders’ deficiency	(1,091,057)		[ ]
Total Capitalization	(591,057)		[ ]

(1) Each $[ ] increase (decrease) in the assumed initial public offering price of $[ ] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriter’s discounts and commissions and the estimated offering expenses, would increase (decrease) the amount of pro forma as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity, total capitalization and net proceeds that we will receive from this offering by approximately $ [ ] million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay and after giving effect to estimates of certain expenses that we expect to be reimbursed.

DILUTION

In this offering we are offering for sale [ ] units, each comprised of (i) two shares of our common stock and (ii) a warrant to purchase one additional share of our common stock at a price corresponding to 110% of the offering price per share. If you purchase units in this offering, you will experience immediate and substantial dilution, corresponding to the difference between the price you pay for the shares of common stock contained in the units, and the net tangible book value per share of common stock immediately following the offering.

Net tangible book value per share represents net tangible assets (our total tangible assets less our total liabilities), divided by the number of shares of common stock outstanding. Tangible assets do not include goodwill or other intangible assets. Our net tangible book value (deficiency) as of December 31, 2010 was $(1,266,531), or $(.16) per share of common stock.

Between July and November 2010, we issued a series of 12% bridge notes in the aggregate principal amount of $500,000. The bridge loan agreements require us to issue to the holders of the bridge notes, immediately upon completion of the offering, shares of our common stock with an aggregate value, calculated based upon the final offering price, equal to 10% of the aggregate principal amount of the bridge notes. In January 2011, we issued a series of 8% convertible notes in the aggregate principal amount of $300,000. The notes accrue interest at 8% per annum and mature in January 2013. Interest is payable annually for the first year and quarterly thereafter. The notes provide that in the event we complete a public offering of our common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of our common stock at a conversion price equal to 75% of the final offering price. Assuming an offering price of [ ] per share of common stock (the mid-point of the estimated offering price per share of common stock specified on the front page of this prospectus) and principal outstanding bridge and convertible loan balances of $[ ] and $[ ], respectively, we will issue [ ] and [ ] shares of our common stock, respectively, to the holders of the bridge notes and convertible notes. Adjusted for the issuance of shares of common stock to holders of the bridge notes and convertible notes, the pro forma net tangible book value per share as of December 31, 2010 is $[ ], based upon [ ] shares of common stock issued and outstanding.

Assuming we sell [ ] units, representing [ ] shares of common stock, at a price of for $[ ] per unit (the midpoint of the estimated public offering price specified on the front cover of this prospectus), after deducting underwriting commissions and discounts and the estimated expenses associated with the offering, our pro forma net tangible book value per share immediately following the offering would be $[ ]. This represents an immediate increase in net tangible book value of $[ ] per share to our existing stockholders (including the holders of the bridge notes and convertible notes) and an immediate dilution of $[ ] per share to the investors purchasing units in this offering. These calculations, which assume that no value is attached to the warrant included in the unit, are summarized in the following table:

$
Assumed net tangible book value pre-offering		[ ]
Assumed shares of common stock outstanding (1)		[ ]
Assumed net tangible book value per share pre-offering		[ ]
Assumed initial public offering price per share		[ ]

Pro forma net tangible book value post-offering	[ ]
Pro forma shares of common stock outstanding post-offering	[ ]
Pro forma net tangible book value per share post-offering	[ ]
Pro forma increase in net tangible book value per share for current investors	[ ]
Pro forma dilution per share to new investors	[ ]

(1) Pro forma, adjusted for issuance of shares of common stock to holders of bridge notes and convertible notes.

If the underwriters exercise their option in full to purchase [ ] additional units in this offering, our pro forma net tangible book value per share after the offering would be $[ ] per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $[ ] per share and the dilution to new investors purchasing units in this offering would be $[ ] per share.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

DETERMINATION OF OFFERING PRICE

We are a start-up company with no history of operations and minimal assets. The offering price for the units and the terms of the warrants were determined based upon negotiations between us and our underwriters, and does not reflect past earnings, book or market value of our assets or any other objective criteria. In determining the offering price and terms of the units, including the common stock and warrants underlying the units, the following factors were considered:

  the history and prospects of companies in our industry;

  prior offering of those companies;

  our prospects for developing and commercializing products;

  our capital structure;

  an assessment of our management and their experience;

  general conditions of the securities markets at the time of the offering; and

  other factors that were deemed relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of the date of this prospectus.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	0	0	2,000,000

Equity compensation plans not approved by security holders	0	0	0

Total:	0	0	2,000,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in the back of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should also review the section entitled "Risk Factors" contained in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We plan to license, develop, market and sell products for preventing and ameliorating the symptoms of common ailments such as cough, cold, joint pain, gingivitis and cardiovascular health. Our initial range of products is expected to incorporate technology and know-how that we have licensed from Capricorn Pharma, Inc., who will also develop and manufacture these products for us. We intend to market and sell our products under the trademarks PreVenza™ and Duract™, marks we have developed but have not yet used in commerce.

We plan to develop, market and sell products across multiple regulatory pathways, including homeopathic remedies, dietary supplements, OTC drugs and medical foods, with particular focus on homeopathic remedies. Because homeopathic products do not require prior FDA approval, we expect to be able to bring new products to market more quickly, and at a substantially lower cost, than would be the case for compounds that are classified and regulated as OTC drugs. In addition, the homeopathic pathway will allow us to make specific product claims that are not permitted for dietary supplements. Dietary supplements are regulated under the 1994 Dietary Supplement Health and Education Act, or DSHEA. The initial OTC drug products that we plan to sell will be regulated under the FDA’s OTC monograph system, which allows marketing without clinical testing or prior regulatory approval provided that the ingredients, strength and labeling are consistent with the relevant monograph. Other OTC products may be developed under an accelerated NDA pathway known as Section 505(b)(2).

We have entered into agreements with Capricorn, under which Capricorn will license technology and manufacture our two launch products, which we expect will be available for delivery in the second quarter of 2011.

Revenue

We are a start-up company and have not generated any revenue since our inception. Since two of our product candidates are fully developed and available for shipment without prior FDA approval, we anticipate that we will be able to begin generating revenue from product sales within 12 months of funding, subject to our ability to enter into agreements with retailers to carry our products.

Results of Operations

Because we are a start-up company, we have not generated any revenue and, therefore, do not have any "Results of Operations" to report. However, since our inception on April 21, 2010, we have incurred expenses of $1,091,058 (as of December 31, 2010). Of this amount, $300,000 (comprised of payments to Capricorn made under our license and manufacturing agreements) are classified as Research and Development and $768,073 are classified as Selling, General, and Administrative expense.

Liquidity and Capital Resources

We have financed our operations primarily through private placements of debt securities. Our primary source of liquidity has consisted of the proceeds of the sale of $500,000 of unsecured bridge notes and $300,000 of unsecured convertible promissory notes.

Between July and November of 2010, we issued a series of unsecured bridge notes in the aggregate principal amount of $500,000. The notes accrue interest at 12% per annum and mature two years from the date of issuance. Interest is payable annually for the first year and quarterly thereafter. Commencing thirteen months after the respective dates of issuance, we may prepay the bridge notes without penalty.

In connection with the issuance of the notes, we agreed to issue to the holders, upon the closing of this offering, shares of our common stock having an aggregate value (determined based upon the final price of this offering) equal to 10% of the original principal amount of the notes together with warrants to purchase shares of our common stock with an aggregate value (determined based upon the final price of this offering) equal to 10% of the original principal amounts of the notes. The warrants will be exercisable at 110% of the final offering price of our common stock.

On February 3, 2011, we entered into agreements with each of the bridge note holders, effective as of December 31, 2010, to modify a provision in the notes that an event of default would occur if our independent registered public accounting firm issued an opinion questioning our ability to continue as a going concern. As amended, this provision will apply only as regards to a going concern qualification issued after the completion of an initial public offering of our common stock. Without this amendment, we would have been in default under the bridge notes upon the issuance of the report of our independent registered public accounting firm for the period ended December 31, 2010.

On January 25 and 26, 2011, we issued 8% convertible notes in the aggregate face amount of $300,000. The notes accrue interest at 8% per annum and mature in January 2013. Interest is payable annually for the first year and quarterly thereafter. The notes provide that in the event we complete a public offering of our common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of our common stock at a conversion price equal to 75% of the final offering price. The shares issuable upon conversion of the notes will be unregistered, but will carry customary "tag along" registration rights.

Our principal uses of liquidity have been to pay fees to Capricorn under our license and manufacturing agreements and to fund our working capital requirements. Our existing cash is insufficient to fund our operations for the next twelve months. However, we believe that the proceeds of this offering will be sufficient to fund our operations and planned capital expenditures and service our debt obligations for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts, and market acceptance of our products. Additional funds may not be available on terms acceptable to us, or at all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements and we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

Company Overview

General. We are a start-up company, incorporated in Delaware on April 21, 2010. We seek to develop, market and sell consumer self-care products for preventing and ameliorating the symptoms of common ailments such as cough, cold, influenza, joint pain, gingivitis and products for promoting cardiovascular health. Our products, which will rely in part on technology licensed on an exclusive basis from Capricorn Pharma, Inc. and other third-party drug development companies, will compete against leading products within the consumer self-care marketplace. We intend to sell our products under the trademarks PreVenza™ and Duract™, marks we have developed but have not yet used in commerce.

We plan to develop, market and sell products across multiple regulatory pathways including homeopathic remedies, dietary supplements, OTC drugs and medical foods, with particular focus on homeopathic remedies. Because homeopathic products do not require prior FDA approval, we expect to be able to bring new homeopathic products to market more quickly, and at a substantially lower cost, than would be the case for compounds that are classified and regulated as OTC drugs. In addition, the homeopathic pathway will allow us to make specific product claims that are not permitted for dietary supplements. Dietary supplements are regulated under the DSHEA. The initial OTC drug products that we plan to sell will be regulated under FDA’s OTC monograph system, which allows marketing without clinical testing or prior regulatory approval provided that the ingredients, strength and labeling are consistent with the relevant monograph. Other OTC products may be developed under an accelerated NDA pathway known as Section 505(b)(2).

We intend to develop and sell a broad range of products to address large market opportunities. The following list describes some of the products we plan to launch.

Joint Health Products. We plan to introduce a line of joint health products containing glucosamine and chondroitin in a fruit flavored soft chew format. According to the Centers for Disease Control and Prevention, one in three adults in the United States, approximately 70 million people, suffers from arthritis or chronic joint pain. Most of these adults are over age 45 years of age. Arthritis/joint pain is the leading cause of activity limitation among adults. Glucosamine and chondroitin are key building blocks of cartilage and this combination has been tested for improving mobility and joint health. Studies have suggested that glucosamine/chondroitin products may have a positive effect on joint health. According to the Nutrition Business Journal, Americans spent $838 million on glucosamine and chondroitin in 2008. A 60-day supply of Osteo Bi-Flex® glucosamine and chondroitin combination pills costs about $35. A 24-pack of Joint Juice®, which provides a daily dose of glucosamine, costs about $20 for a 30-day supply. Our glucosamine/chondroitin product line is fully developed and is expected to be available for shipment in the second quarter of 2011.

Immune Boosting Products. As a companion product to our cold prevention line, we also plan to develop and introduce a long-acting immune-boosting effervescent product. Based on IRI data, competitive short-acting products generated approximately $100 million in annual sales in 2009 with limited mass-market distribution. We expect to present this product to retailers in the first quarter of 2012.

Cardiovascular Health Products. To better utilize Capricorn’s patented soft chew technology, we also plan to develop and launch a cardiovascular health product. Since cardiovascular disease is so prevalent and the consequences can be devastating, prevention is critical to good cardiovascular health. We expect to present this product to retailers in the first quarter of 2012.

Cough Products. We also plan to introduce a line of long-acting therapeutic cough products based on the same rapid-melt technology. These cough products are fully developed and we expect to present them to retailers beginning in the third quarter of 2011.

Gingivitis Products. We also plan to license a proprietary ingredient for the prevention of gingivitis. Gingivitis is an inflammation of the soft tissue of the oral cavity that surrounds each tooth. Symptoms of gingivitis include sore or bleeding gums, even with gentle brushing of the teeth. Numerous studies confirm that more than 50% of adults have some degree of gingivitis. In addition, gingivitis may be a risk factor for other conditions including cardiovascular disease. We expect to present this product to retailers in the second quarter of 2012.

Additional development products in our pipeline include a homeopathic product for joint and muscle pain and a glucose control product that we plan to market as a medical food.

Below is a chart listing our anticipated marketing and shipment dates for our products over the next several years.

Brand	Product	Form	License Obtained	License to be Obtained	Present to Trade	Shipments Begin
PreVenza	Joint Health	Soft Chew	X		2nd Quarter 2011	2nd Quarter 2011
PreVenza	Long Acting Immune	Effervescent		X	1st Quarter 2012	3rd Quarter 2012
PreVenza	Cardio Health	Soft Chew		X	1st Quarter 2012	2nd Quarter 2012
PreVenza	Gingivitis	Oral Gel		X	2nd Quarter 2012	3rd Quarter 2012
PreVenza	Gingivitis	Gum		X	2nd Quarter 2012	3rd Quarter 2012
Duract	Max Cough	Fast Dissolve	X		2nd Quarter 2011	3rd Quarter 2011
Duract	12-hour Cough	Fast Dissolve		X	1st Quarter 2012	3rd Quarter 2012
Duract	Max. Analgesic	Fast Dissolve		X	1st Quarter 2012	2nd Quarter 2012
Duract	12-hour Cough/Cold	Fast Dissolve		X	1st Quarter 2013	3rd Quarter 2013
Duract	12-hour Analgesic	Fast Dissolve		X	1st Quarter 2014	2nd Quarter 2014

Our initial products are based on technologies we have licensed from Capricorn, which has particular expertise in the drug delivery market for non-prescription products, including homeopathic remedies and dietary supplements. For more information, see "Material Agreements – License and Manufacturing Agreements with Capricorn Pharma, Inc." on page 30 of this prospectus. The drug delivery market continues to rapidly evolve and establish itself as a strong force within the healthcare industry. Drug-delivery technology most commonly incorporates formulations or devices that improve the therapeutic effectiveness of drugs by controlling the rate, time, and place of release of products in patients’ bodies. According to Pharmalive.com, demand for drug-delivery systems is anticipated to continue to grow due to accelerating patent expirations and the slow pace of new ingredients being developed.

The Market for Our Products

We intend to market our products across a broad range of non-prescription categories, which, according to IRI data, generated more than $5 billion in retail sales in the United States in 2009. These product categories include a wide variety of tablets, liquids, gels, sprays, and syrups that remedy and/or provide relief from cough/cold symptoms, joint pain, and gingivitis, or that promote preventative health. According to IRI data, the cough/cold category alone generated over $3.5 billion of retail sales in 2009, with the largest segment of the category formulated to relieve symptoms associated with the common cold.

The market for non-prescription products includes traditional OTC drugs, which are regulated by the FDA and require FDA approval, and homeopathic products/dietary supplements which, due to their chemical composition and the nature of their active ingredients, are subject to a less onerous regulatory regime. Homeopathic products are regulated by the Homeopathic Pharmacopeia of the United States, while dietary supplements are regulated by the DSHEA. In the past, OTC drugs were merchandised separately from dietary supplements and homeopathic remedies that addressed the same category such as cough/cold products. Within the past few years, most mass-market retail chains began merchandising homeopathic and dietary supplement products together with the relevant OTC products, which has given greater credibility to these non-traditional offerings.

Non-prescription cough/cold remedies and similar products are sold through a variety of retail channels, including mass-market outlets (such as Walmart, Target, and K-Mart), major drug store chains (such as Walgreens, CVS and Rite Aid), supermarket chains (such as Kroger and Safeway), and independent drug stores. The U.S. retail industry has continued to consolidate, such that the top 10 retailers generated 80% of total OTC revenue in 2009, based on Nielsen and IRI data.

Our Product Candidates

Our current business plan is to market and sell products in the following general categories:

  Joint health products (dietary supplements);

  Cough and cold products (OTC);

  Analgesic products (OTC); and

  Cardiovascular health products (dietary supplements).

PreVenza™ Products

We plan to introduce the following products under the PreVenza™ brand:

  PreVenza™ Joint Relief Soft Chews;

  PreVenza™ Daily Defense Effervescent Cold Formula;

  PreVenza™ Cardiovascular Health Soft Chews; and

  PreVenza™ Gingivitis Prevention Line.

We believe that PreVenza™ products will be unique in the marketplace because they will provide consumers with prevention remedies across multiple OTC categories. Customer awareness of our products is expected to increase as a result of our marketing and public relations efforts and word-of-mouth experience by consumers. We intend to introduce PreVenza™ Joint Relief Soft Chews shortly after completion of this offering, and expect to follow with additional PreVenza™ products in early to mid-2012. We expect to introduce our PreVenza™ Cardiovascular Health Soft Chews to the market in early 2012. We plan to sell all of our PreVenza™ products through traditional mass-market channels, including chain drug outlets, mass merchandiser outlets and food stores.

Duract™ Products

We plan to introduce the Duract™ Maximum Strength Cough Fast Dissolving Lozenges with Penetrating Vapors product in the second quarter of 2011.

Business Strategy

We plan to develop, produce, market and sell innovative consumer self-care products with an emphasis on preventative compounds and/or proprietary delivery systems. We will seek to offer consumers products that work longer than, or are otherwise superior to, current offerings. We will seek to acquire, maintain and expand market share through a series of sales and marketing initiatives that will include:

  trial generating programs, such as coupon advertising;

  programs with retailers to enhance consumer awareness of our products, such as "co-op" marketing, under which we would contribute to the cost of promotion at the retail level; and

  recommendations from healthcare professionals.

Since we expect our product offerings to be highly differentiated, we believe that we will be able to attract significant retailer and consumer interest in our products without the significant upfront investment that is typically required to create a successful brand with undifferentiated products. We believe that our budgeted marketing and sales activities will be sufficient to achieve our revenue objectives.

Customers

We intend to sell our products directly to food, drug, mass market and wholesale warehouse retailers throughout the United States, along with distributors that sell to smaller retail establishments. Some of our products will compete within the cough/cold category, the largest and most complex category in the OTC market. Cough/cold retailer presentations typically occur from January to March of each year. Retail planograms are typically set in April and cough/cold shipments begin in August/September. Smaller categories, such as joint health and vision health, are generally less rigid than the cough/cold category and allow "cut-in" placement throughout the year. At the consumer level, certain of our products (such as our PreVenza™ Joint Relief Soft Chews) will be targeted at adults in the 45 years and older age range. Other products, including our Duract™ Maximum Strength Cough Fast Dissolving Lozenges, will be more broadly targeted.

Manufacturing and Distribution

We do not have, and have no plans to establish, our own manufacturing facilities. Our products will be manufactured and packaged by Capricorn and possibly other third-party manufacturers. Capricorn is registered with the FDA as a drug facility, which requires it to adhere to current Good Manufacturing Practices (for purposes of Section 501(B) of the Food, Drug and Cosmetic Act of 1938 and the regulations promulgated under the Act) in its production processes and procedures, and to the extent we use other third-party manufacturers, we will require that they are registered with the FDA as a drug facility. We expect that our contract manufacturing agreements will provide that the manufacturer will be responsible for sourcing raw materials used in producing the products it manufactures for us. The raw materials used in our products are readily available from multiple sources.

Initially, Capricorn will manufacture all of our products, pursuant to two License and Manufacturing Agreements that we signed in August 2010. Each of these agreements has a term of five years or the life of the longest surviving patent, whichever is greater. For more information, see "Material Agreements – License and Manufacturing Agreements with Capricorn Pharma, Inc." on page 30 of this prospectus. We believe that Capricorn has adequate production capability to support our forecast requirements.

We expect to outsource all warehousing and distribution functions to a third party, which will receive finished goods from our contract manufacturers, store such products at its warehouse pending sale, and arrange for pickup or shipment when products are sold. Such third party will also be responsible for certain sales functions, as well as invoicing, collections and related matters.

Sales and Marketing

We will seek to hire experienced OTC marketers with broad knowledge of the categories in which we plan to compete. We have identified several potential candidates for Vice President of Marketing. We also expect to hire a Vice President of Sales to oversee our sales function. For efficiency, much of the sales effort will be outsourced to a third party sales brokerage operation.

Research and Development

Research and development of new products is an important part of our business. We plan to spend approximately $500,000 on licensing and development of new products prior to generating any revenue, including the amounts already paid to Capricorn. At December 31, 2010, we had already spent $300,000 on research and development. Once we have launched our initial products, we expect to commit approximately 1% of our net sales revenues to research and development in subsequent years in order to develop a pipeline of new products to meet our sales growth targets. We believe our planned level of R&D spending is sufficient for purposes of implementing our business plan and that the budgeted amounts will permit us to undertake concurrent development of multiple product candidates, because the products in our portfolio do not require prior FDA approval, clinical trials or NDA filing fees. We anticipate that Capricorn will initially undertake all of our research and development pursuant to separate product development agreements that we will enter into in the future.

Intellectual Property

Under our licensing and product development agreements with Capricorn, we are licensing the rights to various patented and unpatented technology and proprietary know-how, on terms that provide us with exclusivity to that technology and know-how for the finished products in question in the United States for a period equal to the greater of (i) the duration of the applicable patent or (ii) five years. The exclusivity is conditioned upon us ordering minimum quantities of products on an annual and quarterly basis. Capricorn is not providing contractual representations and warranties that this know-how and technology does not infringe upon the intellectual property rights of any third party. We have also licensed from Capricorn the rights to various registered trademarks. With respect to one of the patents we are licensing from Capricorn, Capricorn has not provided the information that would be required for us to obtain a full "freedom to operate" opinion. We based our decision to license the technology absent such an opinion, in part, on assurances from Capricorn, and in the knowledge that such technology has been used by others without challenge for several years. For more information, see "Material Agreements – License and Manufacturing Agreements with Capricorn Pharma, Inc.", on page 30 of this prospectus.

Our products will be sold under two brand names, PreVenza™ and Duract™. These are marks that we have developed but not yet used in commerce. We have applied for trademark registration on an "intent to use" basis and both marks have been published for opposition. The period for filing a notice of opposition expired on November 18, 2010, in the case of PreVenza™ and on December 9, 2010, in the case of Duract™. A notice of allowance was issued with respect to PreVenza™ and Duract™ on December 14, 2010 and January 4, 2011, respectively.

In 2003, Capricorn entered into a twelve year agreement with a third party company pursuant to which Capricorn agreed to supply encapsulated active pharmaceutical ingredients to such company. Although Capricorn has informed us that the agreement with such third party company is not active, in May 2010, the third party company filed a security interest in certain assets of Capricorn making reference to this agreement. If and when we enjoy success in the marketplace with our soft chew and rapid melt products, this third party company may demand that Capricorn supply it with the encapsulated active pharmaceutical ingredients used in such products, which such company could then supply to manufacturers for use in competing soft chew and rapid melt products. Should this occur, we could face increased competition, loss of market share and/or reduced margins, all of which could adversely affect our results of operations and financial condition.

Government Regulation

Our products will include OTC drugs and medical foods/homeopathic remedies, with particular focus on homeopathic remedies. The initial OTC drug products that we plan to sell will be regulated under the FDA’s OTC monograph system, which allows marketing without clinical testing or prior regulatory approval provided that the ingredients, strength and labeling are consistent with the relevant monograph. Other OTC products may be developed under an accelerated New Drug Application ("NDA") pathway known as Section 505(b)(2). Homeopathic products do not require prior FDA approval and we will therefore be able to bring such products to market more quickly, and at a substantially lower cost, than would be the case for compounds that are classified and regulated as OTC drugs. In addition, the regulations applicable to homeopathic products allow specific product claims that are not permitted for dietary supplements under the DSHEA.

Competition

The broad competition for our PreVenza™ and Duract™ products will be products manufactured by other OTC companies that compete in the categories which we plan to enter. These include major manufacturers such as Pfizer Consumer Healthcare, Merck Consumer Health Care, McNeil Consumer Healthcare, Novartis Consumer Health, Inc., Reckitt Benckiser, and a number of mid-sized companies such as Sanofi-Aventis Consumer Healthcare Products (formerly Chattem) and Prestige Brands.

For our PreVenza™ Joint Support soft chews, competition includes leading brands from NBTY, Inc (Osteo Bi-Flex®, NutraJoint® and Flex-a-min®), Schiff (Move Free®), and liquid glucosamine/chondroitin manufacturers including Joint Juice, Inc. (Joint Juice®) and The Elations Company, LLC (Elations®).

For our Duract™ Cough Fast Dissolving Lozenges, competitors include Pfizer Consumer Healthcare (Robitussin®), Reckitt Benckiser (Delsym®) and numerous cough/cold products containing dextromethorphan from McNeil Consumer Healthcare (Tylenol® Cough), Novartis Consumer Health, Inc. (Triaminic® and TheraFlu® Cough), and Procter and Gamble (Vicks®).

Material Agreements

License and Manufacturing Agreements with Capricorn Pharma, Inc.

The following summary is qualified in its entirety by reference to the relevant agreements between us and Capricorn, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

We have entered into the following license and manufacturing agreements with Capricorn Pharma, Inc., a privately owned drug development company based in Frederick, Maryland:

  License and Manufacturing Agreement dated as of August 10, 2010 – Glucosamine-Chondroitin Soft Chews; and

  License and Manufacturing Agreement, dated as of August 17, 2010 – Dextromethorphan Rapid Melt Tablets.

Glucosamine-Chondroitin Agreement.

Under the Glucosamine-Chondroitin Agreement, Capricorn licensed to us certain technology used in manufacturing glucosamine-chondroitin "soft chews" for treating joint pain (our initial product) and agreed to manufacture and package that product for us. The license is exclusive to us, for the United States and its territories, provided that we comply with certain quarterly and annual purchase requirements.

In consideration of the license, we agreed to pay Capricorn a license fee of $200,000. We paid Capricorn an initial installment of $100,000 upon signing of the agreement, an additional $50,000 on November 15, 2010, and an additional $13,333 on December 15, 2010. The balance of $36,667 was paid on February 4, 2011. We will pay Capricorn a transfer price for finished product reflecting cost of raw materials, manufacturing costs and a manufacturing charge that will be in lieu of any royalty. The price will be based, in part, on the total number of units of product purchased during the course of each production year, and will be subject to adjustment on an annual basis. We have the right to contract with third party manufacturers to manufacture the product should Capricorn fail to deliver certain minimum guaranteed quantities. If we exercise that right, we will pay Capricorn a royalty of 4% of gross revenues from products manufactured by such third party manufacturer.

The technology that is the subject of the license is comprised of certain patented and unpatented taste masking and encapsulation technology as to which Capricorn claims proprietary rights, and technology for the manufacture of "soft chews" that is the subject-matter of a pending patent application (Chewy Products and Methods for Making the Same, Serial No. 11/819,902, filed June 29, 2007). On February 19, 2010, the U.S. Patent Office issued a final office action rejecting all pending claims in the patent application. On May 19, 2010, Capricorn amended its application to eliminate or amend certain claims, and to add others, and requested reconsideration of its application. As of the date of this Prospectus, the application remains pending and there is no assurance that this patent application will lead to the issuance of a patent.

Capricorn has not provided any "right to use" (or "freedom to operate") opinion regarding the licensed technology covered by this patent application. While there is no assurance that the use of the licensed technology will not infringe the intellectual property rights of others, we believe that the likelihood of this is remote based on information and assertions provided by Capricorn. Equally, there is no assurance that third parties could not manufacture competing products using substantially similar technology. We have no right to indemnification from or other recourse against Capricorn should this occur.

Dextromethorphan Agreement.

Under the Dextromethorphan Agreement, Capricorn licensed to us certain technology used in manufacturing fast dissolving cherry-flavored 30 mg dextromethorphan lozenges for treating cough/cold symptoms and agreed to manufacture and package that product for us. The license is exclusive to the Company for this product, for the United States and its territories, provided that we comply with certain quarterly and annual purchase requirements.

In consideration of the issuance of the license, we agreed to pay Capricorn a license fee of $100,000. We paid Capricorn an initial installment of $50,000 upon signing of the agreement, an additional $25,000 on November 15, 2010, and an additional $6,667 on December 15, 2010. The balance of $18,333 was paid on February 4, 2011.

We will pay Capricorn a transfer price for finished product reflecting cost of raw materials, manufacturing costs, and a manufacturing charge that will be in lieu of any royalty. The price will be based, in part, on the total number of units of product purchased during the course of each production year, and will be subject to adjustment on an annual basis. We have the right to contract with third party manufacturers to manufacture the product if Capricorn fails to deliver certain minimum guaranteed quantities. In the event we exercise that right, we will pay Capricorn a royalty of 4% of net sale revenues from products manufactured by such third party manufacturer.

The technology that is the subject of the license is comprised of certain patented and unpatented taste masking and encapsulation technology as to which Capricorn claims proprietary rights, and technology for the manufacture of fast melting lozenges that is the subject-matter of at least the following issued patents: Rapid Melt Compositions, Methods of Making Same and Methods of Using Same, U.S. Patent Nos. 7,229,641; 6,375,982; 6,589,556; and presently pending Published Application Nos. 20100010101; 20090304824; and 20080020065.

Capricorn has not provided any "right-to-use" (or "freedom-to-operate") opinion regarding the licensed technology covered by these patents or patent applications. While there is no assurance that the use of the licensed technology does not infringe the intellectual property rights of others, we believe that the likelihood of this is remote, based on information provided by Capricorn. Equally, there is no assurance that third parties could not manufacture competing products using substantially similar technology. We have no rights to indemnification from or other recourse against Capricorn should this be the case.

Amended and Restated Consulting Agreement with Dana Holdings, LLC

On November 10, 2010, we entered into an amended and restated consulting agreement with Dana Holdings, which owns 75% of our issued and outstanding shares of common stock. Pursuant to the agreement, Dana Holdings performs certain management, business and strategic consulting services for us. These services include, among other things, assistance with the preparation of this offering and strategic planning and business development guidance. Joseph A. Falsetti, Mark I. Massad and/or members of their respective immediate families collectively own 100% of the ownership interests in Dana Holdings. Mr. Falsetti is the Chairman of our Board of Directors and Mr. Massad is our Chief Financial Officer. Mr. Massad disclaims any beneficial ownership in Dana Holdings. For a more detailed description of the Dana Holdings agreement, see "Transactions with Related Persons and Control Persons" on page 44 of this prospectus.

Bridge Loan Agreements

In order to fund our operations through completion of the offering, we have entered into bridge loan agreements with Dana Holdings, Dennis M. O’Donnell, Robert J. Hariri (a member of our board of directors), and an unrelated third party lender. The notes accrue interest at 12% per annum and mature two years from the date of issuance. Interest is payable annually, for the first year, and thereafter quarterly. Commencing 13 months after the date of issuance, we may prepay the notes without penalty. For a more detailed description of the bridge notes, see "Transactions with Related Persons and Control Persons" on page 44 of this prospectus.

Convertible Loan Agreements

In order to fund our operations through completion of the offering, we have entered into convertible loan agreements with unrelated parties in the aggregate principal amount of $300,000. The notes accrue interest at 8% per annum and mature in January 2013. Interest is payable annually for the first year and quarterly thereafter. The notes provide that in the event we complete a public offering of our common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of our common stock at a conversion price equal to 75% of the final offering price. The shares issuable upon conversion of the notes will be unregistered, but will carry customary "tag along" registration rights.

Properties and Facilities

We lease our corporate headquarters (which is comprised of approximately 3,834 square feet of office space) at 23 Orchard Road, Suite 105, Skillman, New Jersey 08558. Following the closing of this offering, these offices will house our managerial, accounting and marketing departments. We believe these premises are adequate to meet our needs for the foreseeable future. The lease expires in October, 2012; however, we have the right to renew the lease, with the inclusion of additional space, for an additional three year term.

Insurance

We intend to obtain and maintain product liability insurance with respect to the products we will sell, in addition to general liability insurance, director and officer liability insurance and "key man" insurance covering our President & Chief Executive Officer, Dennis M. O’Donnell. We require Capricorn, and we will require any other third-party manufacturers we may contract with, to maintain customary product liability insurance policies and to designate us as a named insured. We believe our insurance coverage will be sufficient to protect us from material liability for all reasonably foreseeable claims, and we believe that we will be able to obtain adequate insurance coverage in the future at acceptable costs. However, we must renew our insurance policies annually, and there is no assurance we will be able to maintain adequate liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities or at all.

Employees

As of the date of this prospectus, we have two full time employees (our President and Chief Executive Officer and our Chief Financial Officer) and contract from third parties, including Dana Holdings, for the accounting and other functions we require. Upon completion of the offering, we intend to hire additional staff in the areas of marketing, sales, operations, accounting, finance and research and development. Over time, we will need to hire additional qualified personnel as the size of our operations increases. We will compete with numerous companies for qualified candidates. Competition for individuals can be difficult and we cannot be certain that our search for such personnel will be successful. Attracting and retaining such qualified personnel will be critical to our success.

Legal Proceedings

We are not currently a party to any legal proceedings.

MANAGEMENT

The name, age (as of the date of this prospectus) and position of each of our directors and executive officers who will hold office immediately following completion of this offering are as follows:

Name	Age	Position
Dennis M. O’Donnell	55	President, Chief Executive Officer and Director (Principal Executive Officer)
Mark I. Massad	53	Chief Financial Officer (Principal Financial and Accounting Officer)
Joseph A. Falsetti	54	Director, Non-Executive Chairman of the Board of Directors
Robert J. Hariri	51	Director
Andrew M. Sadosky	57	Director
Kenneth D. Taylor	76	Director

Dennis M. O’Donnell President & Chief Executive Officer, Director	Mr. O’Donnell is our co-founder, President, Chief Executive Officer and a director, and has served as such since our inception in April 2010. From 2007 to 2009 he served as President of NextWave Pharmaceuticals, Inc., specialty pharmaceutical company focused on sustained release products utilizing proprietary drug delivery technology. From 2003 to 2006, Mr. O’Donnell served as the Chief Executive Officer of New York Health Care, Inc., a home healthcare services company, and as Chief Executive Officer of BioBalance Corporation, its wholly-owned biotech subsidiary that was engaged in the developing proprietary treatments for gastrointestinal disorders. Prior to BioBalance, Mr. O’Donnell spent 18 years at Wyeth, Inc. in various leadership positions including Senior Vice President/General Manager of its Respiratory, Gastrointestinal and Topical Business Units, Executive Vice President of Global Business Development & Strategic Planning, and President of its Solgar Global Nutraceutical Business. Mr. O’Donnell started his career as a professional sales representative with Bristol-Myers Squibb.

Mr. O’Donnell has a pharmacy degree from St. John’s University and a dual MBA degree in Marketing and Finance from NYU Stern Business School.

As a result of these and other professional experiences, Mr. O’Donnell possesses particular knowledge and experience in pharmaceutical sales, brand marketing and management that strengthen the board’s collective qualifications, skills, and experience.

Joseph A. Falsetti Director, Chairman of the Board	Mr. Falsetti has been Chairman of our Board of Directors since April 2010 and is currently Managing Director of Dana Holdings, LLC, one of our founding stockholders. Mr. Falsetti has over 20 years of experience in the consumer retail sector. From March 2008 to present, he has served as Managing Director of M2 Holdings, LLC, a private equity and financial advisory firm. From 2003 through February 2006 he was President and Chief Executive Officer of Ascendia Brands, Inc., a manufacturer of personal care products and Chairman of Ascendia’s Board of Directors. From February 2006 to March 2008 he served as Ascendia’s Executive Chairman. In August 2008, Ascendia Brands filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Prior to joining Ascendia, Mr. Falsetti was a partner in The Hermes Group, a private equity and financial advisory firm.

Mr. Falsetti has dual undergraduate engineering degrees from The College of New Jersey.

As a result of these and other professional experiences, Mr. Falsetti possesses particular knowledge and experience in consumer products, financial management and capital markets that strengthen the board’s collective qualifications, skills, and experience.

Robert J. Hariri Director; Chairman, Compensation Committee	Dr. Hariri has been a member of our Board of Directors since November 2010 and is Chairman of our Compensation Committee. Since 2005, Dr. Hariri has been the Chief Executive officer of Celgene Cellular Therapeutics, a division of Celgene, and from 2002 through 2005 he was President of the division focusing on human stem and biomaterial solutions for a range of clinical indications. From 1998 to 2002, Dr. Hariri was Chairman and Chief Scientific Officer for Anthrogenesis Corp./LIFEBANK, Inc., a privately held biomedical technology and service corporation founded by him, involved in umbilical cord blood banking and its supporting technology platform. From 1987 to 1994, Dr. Hariri was Vice Chairman and Chief Scientific Officer of Neurodynamics, a privately held medical device and technology corporation of which he was a co-founder. Dr. Hariri has also served as a member of the board of directors of Wafergen BioSystems, Inc. and IR BioSciences Holdings, Inc., each of which trades on the Over-the-Counter Bulletin Board. Dr. Hariri has held academic positions at Cornell University Medical College and Cornell University Graduate School of Medical Sciences. While at Cornell, he was the Director of The Center for Trauma Research.

Dr. Hariri received his Medical Degree and Ph.D. from Cornell University and was awarded a Bachelor of Arts Degree from Columbia College.

As a result of these and other professional experiences, Dr. Hariri possesses particular knowledge and experience in life sciences, management, and research and development that strengthen the board’s collective qualifications, skills, and experience.

Mark I. Massad Chief Financial Officer	Mr. Massad has served as our Chief Financial Officer since November 2010. He is Senior Managing Director of M2 Holdings LLC, a private equity firm that he co-founded in 2006. During this period, Mr. Massad served as Chief Financial Officer and later Vice Chairman of Skylink Aviation, Inc., a $400 million aviation logistics company in the M2 Holdings portfolio. Prior to M2 Holdings, he was Senior Managing Director of The Hermes Group, LLC, a merchant banking and corporate advisory firm that he co-founded in 1985 and remained with until the formation of M2 Holdings.

Mr. Massad is a certified public accountant and a member of the American Institute of Certified Public Accountants. He has an MBA from the Columbia University Graduate School of Business and an undergraduate degree from Rider University.

Andrew M. Sadosky Director; Chairman, Audit Committee	Mr. Sadosky has been a member of our Board of Directors since November 2010 and is Chairman of our Audit Committee. Mr. Sadosky has almost three decades of investment banking and general business advisory experience with emerging healthcare and technology companies. Since 2009 he has been the Managing

Principal of Cerulean Advisors LLC, an investment banking and advisory firm. From 2006 to 2009 he served as financial and strategic advisor, and an Advisory Board member of Aerolase Corp., a privately held manufacturer of medical lasers. He began his investment banking career in 1981 at Credit Suisse First Boston, initially as a generalist and subsequently as a member of the firm’s Technology Banking Group. Mr. Sadosky subsequently managed financing/advisory transactions for small and mid-sized healthcare companies at Punk Ziegel & Co., Advest, Gruntal & Co. and The Maxim Group LLC.

Mr. Sadosky earned a MBA from The Wharton School of Finance at the University of Pennsylvania and BS/AB degrees in Industrial Engineering and Business Administration from Rutgers University.

As a result of these and other professional experiences, Mr. Sadosky possesses particular knowledge and experience in accounting, financial management and reporting, and business development that strengthen the board’s collective qualifications, skills, and experience.

Kenneth D. Taylor Director; Chairman, Nominating and Governance Committee	Ambassador Taylor has served as a member of our Board of Directors since November 2010 and is Chairman of our Nominating and Corporate Governance Committee. Since 1991, Mr. Taylor has served as Chairman of the consulting company Taylor & Ryan, and from 1984 to 1991 was Senior Vice President of Nabisco Brands, Inc. and RJR Nabisco, Inc. From 1959-1984 Ambassador Taylor had a distinguished career in the Canadian diplomatic service, including tours of duty as Canadian Ambassador to Iran and Canadian Consul General in New York. Ambassador Taylor has served on the Boards of Directors of various public and private companies in the United States and Canada, including Rockwater Capital, Hydro One, Security Biometrics, Inc., Devine Entertainment Corp., Jaffra Cosmetics International, Ascendia Brands, Inc., Groundstar Resources Limited and SkyLink Aviation, Ltd. He also serves on the Advisory Board and J. and H. Marsh and McLennan.

Ambassador Taylor earned a Bachelor’s degree from the University of Toronto and a Masters in Business Administration from the University of Berkeley, California. His numerous honorary degrees and awards include the U.S. Congressional Gold Medal, and he is an Officer of the Order of Canada.

As a result of these and other professional experiences, Mr. Taylor possesses particular knowledge and experience in business relations, international business and strategic planning that strengthen the board’s collective qualifications, skills, and experience.

Board Composition and Election of Directors

Board Composition; Independence

Our board of directors is currently composed of five members, Dennis M. O’Donnell, our Chief Executive Officer, Joseph A. Falsetti, Chairman, Robert J. Hariri, Andrew M. Sadosky and Kenneth D. Taylor.

We intend to apply to list our common shares on the Nasdaq Capital Market. Nasdaq listing standards require that a majority of the members of the board of directors of a listed company to meet the independence standards set forth in Rule 5605(a)(2) of the Nasdaq rules. The board has determined that Dr. Hariri, Mr. Sadosky and Ambassador Taylor satisfy the independence criteria under the Nasdaq rules. In reaching its determination that Dr. Hariri satisfies the definition of an independent director under the Nasdaq rules, the Board specifically took into account the fact that Dr. Hariri holds our 12% bridge notes in the principal amount of $100,000, and satisfied itself that this does not and would not interfere with the exercise by Dr. Hariri of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

Election of Directors

At each annual meeting of stockholders, our entire board of directors is subject to election by plurality vote of the stockholders voting at such meeting in person or by proxy. The board has authority to appoint a person of its choosing to fill the remaining portion of the term of any director who dies, resigns or is removed from office prior to the expiration of his or her term. We have entered into an employment agreement with Dennis M. O’Donnell, our President and Chief Executive Officer. This agreement requires us to use our best efforts to ensure that Mr. O’Donnell is nominated to serve as a director at each annual meeting of stockholders occurring during the three-year term of this agreement.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. These committees are described in more detail below.

We believe that the members of our audit and compensation committees meet the current requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Capital Market standards as they become applicable to us and that members of our nominating and corporate governance committee will meet the current requirements of the Nasdaq Capital Market standards as they become applicable to us.

Our board of directors has adopted charters for each of our board committees, which will be available on our website at www.primus.us.com prior to completion of the offering. The charters are subject to review and amendment by the board from time to time.

Audit Committee. Our audit committee’s responsibilities include:

  selecting and engaging our independent registered public accounting firm;

  evaluating the qualifications, independence and performance of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

  approving (or, as permitted, pre-approving) the audit and non-audit services to be performed by our independent registered public accounting firm;

  reviewing the design, implementation, adequacy and effectiveness of our internal controls over financial reporting, our disclosure controls and procedures, and our critical accounting policies;

  reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

  reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of business conduct and ethics.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our audit committee is comprised of Mr. Sadosky (Chairman), Ambassador Taylor and Dr. Hariri. Under Nasdaq Rule 5605(c), audit committees generally must have at least three members, all of whom must qualify as independent directors and have the requisite financial experience and expertise. The audit committee must also satisfy the requirements of SEC Rule 10A-3. Our board of directors has determined that Mr. Sadosky, Ambassador Taylor and Dr. Hariri satisfy the requirements for audit committee members under the Nasdaq rules and Rule 10-3A promulgated under the Exchange Act, and that Mr. Sadosky qualifies as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended, which we refer to as the Securities Act. At the time of listing, we will therefore be compliant with the applicable Nasdaq and SEC requirements. In reaching its determination that Dr. Hariri satisfies the definition of an independent director under the Nasdaq rules, the Board specifically took into account the fact that Dr. Hariri holds our 12% bridge notes in the principal amount of $100,000, and satisfied itself that this does not and would not interfere with the exercise by Dr. Hariri of independent judgment in carrying out the responsibilities of a director.

Compensation Committee. Our compensation committee’s responsibilities include:

  reviewing and recommending to our board of directors compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

  setting performance goals for our officers and reviewing their performance against these goals and setting compensation based on such review;

  administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans; and

  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules, if applicable.

Our compensation committee is comprised of Dr. Hariri (Chairman), Ambassador Taylor and Mr. Sadosky. Nasdaq rules require all committee members to be independent directors. Our board of directors has determined that Ambassador Taylor, Mr. Sadosky and Dr. Hariri are independent directors for purposes of the Nasdaq rules. The compensation committee, with input from our Chief Executive Officer, will set and determine the compensation of our executive officers. In this regard, our compensation committee will, among other things, review and recommend to our board of directors compensation and benefit plans for our executive officers, review the terms of employment agreements and arrangements with our officers, set performance goals for our officers, review their performance against these goals and set compensation based on such review, evaluate the competitiveness of our executive compensation plans, and administer our benefit plans and the issuance of stock options and other awards under our equity incentive plans. The compensation committee will have sole authority to evaluate our Chief Executive Officer’s performance in light of corporate objectives and to set our Chief Executive Officer’s compensation based on the achievement of corporate objectives.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee responsibilities include:

  evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  administering a policy for considering stockholder nominees for election to our board of directors;

  reviewing related party transactions for potential conflict of interest situations and considering approval of such transactions;

  establishing a process for security holders to send security holder communications to board members;

  evaluating and recommending candidates for election to our board of directors; and

  reviewing our corporate governance principles and providing recommendations to our board of directors reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

The nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to our board of directors concerning corporate governance matters.

Our nominating and corporate governance committee is comprised of Ambassador Taylor (Chairman), Mr. Sadosky and Dr. Hariri. Nasdaq rules require all committee members to be independent directors. Our board of directors has determined that Ambassador Taylor, Mr. Sadosky and Dr. Hariri are independent directors for purposes of the Nasdaq rules.

Code of Business Conduct and Ethics

Our board of directors has adopted procedures and policies to comply with the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC and the Nasdaq Capital Market, including a Code of Ethics and Insider Trading Policy applicable to our officers, including our chief executive officer and chief financial officer, directors and employees. These documents will be available on our website at www.primus.us.com prior to completion of the offering.

EXECUTIVE COMPENSATION

Compensation Policies

We were incorporated on April 21, 2010 and have not yet established or developed specific guidelines or criteria for the setting of executive compensation. We have not retained the services of a compensation consultant. As of the date of this prospectus, we have only two full-time salaried executive employees, Mr. Dennis O’Donnell, our President & Chief Executive Officer, and Mr. Mark Massad, our Chief Financial Officer. Mr. O'Donnell's and Mr. Massad's compensation was determined through negotiations with us. We believe the terms and conditions of Mr. O'Donnell's agreement is fair to us and reflect market conditions, taking into account our size, the risks entailed in a start-up enterprise, the experience and qualifications of Mr. O’Donnell and the skills and qualifications that we require in order to execute our business plan. For additional information concerning Mr. O’Donnell’s and Mr. Massad's compensation see "Employment Agreements" on page 39 of this prospectus.

Following completion of the offering, we expect to recruit up to 10 additional full-time employees, including a Vice President of Sales and Vice President of Marketing.

2010 Summary Compensation Table

As of December 31, 2010, we have paid the following compensation to our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	Total ($)
Dennis M. O’Donnell, President & Chief Executive Officer	2010	215,000	(3)	- 0 -	- 0 -	215,000

Brian J. Geiger, Interim Chief Financial Officer(1)	2010	52,500	(4)	- 0 -	- 0 -	52,500

Mark I. Massad, Chief Financial Officer(2)	2010	1		- 0 -	- 0 -	1

(1) Mr. Geiger resigned as Interim Chief Financial Officer effective November 5, 2010.

(2) Mr. Massad was appointed as Chief Financial Officer effective November 5, 2010.

(3) Includes $50,000 paid and $165,000 accrued as of December 31, 2010.

(4) Includes $22,500 paid and $30,000 accrued as of December 31, 2010.

Employment Agreements

Employment Agreement with Dennis M. O’Donnell

On July 8, 2010, we entered into an employment agreement with Dennis M. O’Donnell to serve as our President and Chief Executive Officer. The agreement became effective on July 30, 2010, has an initial term of three years, and renews for successive one-year terms, unless either Mr. O’Donnell or we provide written notice of termination at least three months prior to the end of the applicable term. The agreement provides for an annual base salary of $300,000 and a bonus of up to 100% of base salary at the discretion of the board of directors, provided we are operating profitably, based upon Mr. O’Donnell’s performance and our overall performance. Mr. O’Donnell is also entitled to participate in any employee benefit plans in effect for our personnel, including the Primus Therapeutics, Inc. 2011 Equity Incentive Plan. The employment agreement provides for the payment of certain benefits to Mr. O’Donnell under certain circumstances if we terminate his employment. For more information, see "Potential Payments Upon Termination of Employment," on page 40 of this prospectus. In addition, we are required to indemnify Mr. O’Donnell to the maximum extent permitted under Delaware law, and to obtain and maintain in effect a customary director and officer liability insurance policy.

The agreement provides for us to use our best efforts to cause Mr. O’Donnell to be elected as a director throughout the term of his employment agreement. The agreement contains customary confidentiality provisions and non-compete provisions that prohibit Mr. O’Donnell from engaging, directly or indirectly, in any business that competes with us within the geographic area in which we operate for the period he is receiving salary from us and, in the case of dismissal for cause, for a period of eighteen months following termination. The agreement also contains customary mutual non-disparagement provisions that apply during the term of the agreement and for a period of five years thereafter.

Employment Agreement with Mark I. Massad

On November 5, 2010, we entered into an employment agreement with Mark I. Massad to serve as our Chief Financial Officer. The agreement provides that, prior to the successful completion of an initial public offering, Mr. Massad will receive a nominal salary of one dollar per annum. Mr. Massad is also entitled to participate in any employee benefits plans in effect for our personnel. Promptly after completion of the offering, Mr. Massad’s compensation will be established by our board’s compensation committee based upon prevailing industry standards. We expect that the compensation committee will also take into account the monthly payment to Dana Holdings. The agreement provides that we will reimburse Mr. Massad for any expenses actually incurred by him in performing his employment duties. The agreement also provides that we will indemnify Mr. Massad to the maximum extent permitted under Delaware law, and will obtain and maintain in effect a customary director and officer liability insurance policy. The agreement is of indefinite duration and may be terminated by either party upon written notice.

Potential Payments upon Termination of Employment

In the event Mr. O’Donnell’s employment is terminated, we may become obligated to pay Mr. O’Donnell or his estate substantial amounts by way of compensation, depending upon the circumstances of the termination. We are not obligated to make any such payments pursuant to our agreement with Mr. Massad. The following chart and discussion summarizes the payments that will become due to Mr. O’Donnell or his estate upon his termination in the following circumstances.

Name	Reason for Termination(1)	Lump Sum Severance Payment ($)(2)	Benefits ($)	Total Payment ($)
Dennis M. O’Donnell	Termination by Company without cause	$ 453,462	$26,100	$479,562

	Termination by Mr. O’Donnell for good reason	$ 453,462	$26,100	$479,562

	Termination by Company upon change of control	$ 453,462	$26,100	$479,562

	Termination upon Mr. O’Donnell’s death or disability	-	-	-

	Termination by Company for cause	-	-	-

(1)	Chart assumes a hypothetical termination date of December 31, 2010.

(2)	Includes salary, bonus, unpaid vacation and sick time.

Termination Upon Death or Disability

If Mr. O’Donnell’s employment is terminated as a result of his death or disability, we will be obligated to pay to him or his estate, as applicable, within 90 days, any accrued but unpaid base salary through the date of termination, unpaid expense reimbursements, and accrued but unpaid bonuses. Any stock options scheduled to vest on the next succeeding anniversary of the contract commencement date shall immediately vest on the termination date and all others shall be forfeited. All unexercised options that have already vested, or that vest upon termination, shall remain exercisable for 90 days following the termination date.

Termination for Cause

If we terminate Mr. O’Donnell’s employment agreement for cause, we are required to pay him his base salary through the date of termination, plus any unpaid expense reimbursements. Any stock options that have not vested as of the termination date shall be forfeited, and options that have already vested shall remain exercisable for 90 days following the termination date.

Termination Upon a Change of Control

If we terminate Mr. O’Donnell’s employment upon a change of control, we will be obligated to continue pay Mr. O’Donnell his base salary and benefits for a period of 18 months following the date of termination. A "change of control" is defined as (i) the acquisition, directly or indirectly, by any person, in one transaction or a series of related transactions, of our securities representing in excess of 50% of the combined voting power of our then outstanding securities, if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of the employment agreement, or (ii) the future disposition by us of all or substantially all of our business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing our domicile of incorporation). In addition, we will be obligated to pay Mr. O’Donnell any accrued but unpaid bonus, the value of any accrued but unused vacation days, and any unpaid expense reimbursements. All unvested stock or stock options benefits shall vest upon the termination date and any unexercised options (including those vesting on termination) shall be exercisable for a period of 90 days following the termination date.

Termination Without Cause or for Good Reason

If we terminate the employment agreement without cause, or if Mr. O’Donnell terminates the agreement for good reason, we will be obligated to continue to pay Mr. O’Donnell his base salary for a period of 18 months following the date of termination. In addition, we will be obligated to pay Mr. O’Donnell any accrued but unpaid bonus, the value of any accrued but unused vacation days, and any unpaid expense reimbursements. All unvested stock options that are scheduled to vest within the 12 month period following the date of termination benefits shall vest immediately upon the termination date and any unexercised options (including those vesting on termination) shall be exercisable for a period of 90 days following the termination date.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan was adopted by our board of directors on November 19, 2010, subject to approval by our stockholders and the filing of an Amended and Restated Certificate of Incorporation increasing the number of shares of common stock we are authorized to issue. The Plan was approved by our stockholders on December 1, 2010, and we filed an Amended and Restated Certificate of Incorporation on December 3, 2010. The Plan became effective by its terms on January 1, 2011. The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, and other stock-related awards.

Our employees, officers, directors, and consultants are eligible to receive awards under the Plan; however, incentive stock options may only be granted to our employees. A total of 2,000,000 shares of our common stock will be reserved for issuance under the Plan. A maximum number of 300,000 shares (including stock options) may be granted to any participant under the Plan in any calendar year. To date, no awards have been made.

Our compensation committee will administer our Plan. Pursuant to the terms of the Plan, and to the extent permitted by law, the board of directors may delegate authority to one or more committees or subcommittees of the board of directors other than the compensation committee. In addition, the compensation committee may delegate authority to our officers. Our compensation committee, or any other committee to whom the board of directors delegates authority, selects the recipients of awards and determines:

  the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  the exercise price of options; provided, however, that the exercise price shall not be less than 100% of the fair market value of the underlying common stock on the date the option is granted;

  the duration of the options; and

  the number of shares of common stock subject to any restricted stock or other stock-related awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If the compensation committee delegates authority to an officer, the officer has the power to make awards to all of our employees, except to executive officers.

If a merger or other reorganization event occurs, the compensation committee may provide for all of our outstanding options to be assumed or substituted by the successor corporation. The compensation committee may also provide for the surrender of outstanding options in consideration of a cash payment equal to their value.

No award may be granted under the Plan after November 19, 2020, but the vesting and effectiveness of awards granted before that date may extend beyond that date. Our board of directors may amend, suspend or terminate the Plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements.

As of the date of this prospectus, no option or stock awards have been granted under the Plan.

2010 Director Compensation

Following the completion of this offering, the non-employee members of our board of directors will receive an annual retainer fee of $20,000. In addition, the chairs of our board committees will receive an additional $10,000 per year. All board members are entitled to reimbursement for the reasonable costs and expenses incurred in attending board meetings. During 2010, we did not pay any fees or expenses to our directors.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus (i) the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the persons known to us to own beneficially 5% or more of our total outstanding shares, (ii) their respective ownership percentage as of the date of this prospectus, and (iii) their respective ownership percentages assuming completion of offering:

Name and Address (1)	Number of Shares Before Offering(2)	Percentage Ownership Before Offering(3)	Number of Shares After Offering	Percentage Ownership After Offering Assuming Sale of all Units (not including over- allotment)(4)	Percentage Ownership After Offering Assuming Sale of all Units (including over- allotment)
Dana Holdings, LLC (5) c/o The Hermes Group 4390 U.S. Route 1, Suite 200 Princeton, NJ 08540	5,769,231	75%	[ ](6)	[ ]%	[ ]%
Dennis M. O’Donnell	1,923,077	25%	[ ](6)	[ ]%	[ ]%
Joseph A. Falsetti (5)	5,769,231	75%	[ ](6)	[ ]%	[ ]%
Robert J. Hariri	--	--	[ ](6)	[ ]%	[ ]%
Mark I. Massad (5)	5,769,231	75%	[ ](6)	--	--
Andrew M. Sadosky	--	--	--	--	--
Kenneth D. Taylor	--	--	--	--	--
All Directors and Officers as a Group (6 persons)	7,692,308	100%	[ ]	[ ]%	[ ]%

(1)	Unless otherwise indicated, the address of each person is 23 Orchard Road, Suite 105, Skillman, NJ 08558.

(2)

We have determined beneficial ownership in accordance with the rules of the SEC. These rules attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible securities, that are either immediately exercisable or convertible, or that will become exercisable or convertible within 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3)	The percentage of shares beneficially owned before the offering is based on 7,692,308 shares of our common stock issued and outstanding as of the date of this prospectus.

(4)	The percentage of shares beneficially owned after the offering is based on an estimated minimum [ ] shares of our common stock issued and outstanding assuming the sale of [ ] units in this offering.

(5)

Dana Holdings, LLC, a Delaware limited liability company, beneficially owns 5,769,231 shares of our common stock. Joseph A. Falsetti, Chairman of our Board of Directors, Mark I. Massad, our Chief Financial Officer and/or members of their respective immediate families beneficially own 100% of the ownership interests in Dana Holdings. Mr. Massad is an indirect beneficial owner of Dana Holdings due to his wife's ownership interest in Dana Holdings, but he does not have any voting or dispositive power of the Dana Holdings ownership interests and therefore disclaims any beneficial ownership interest in Dana Holdings.

(6)

Includes [ ], [ ], and [ ] shares issuable to Dana Holdings and Messrs. O’Donnell and Hariri, respectively, in connection with their subscription for our 12% bridge notes entered into prior to completion of the offering. Mr. Falsetti, Mr. Massad, and/or members of their respective families may be deemed to beneficially own the [ ] shares issuable to Dana Holdings due to their beneficial ownership of 100% of the ownership interests in Dana Holdings. Mr. Massad is an indirect beneficial owner of Dana Holdings due to his wife's ownership interest in Dana Holdings, but he does not have any voting or dispositive power of the Dana Holdings ownership interests and therefore disclaims any beneficial ownership interest in such interests.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

Consulting Agreement with Dana Holdings, LLC

As of the date of this prospectus, Dana Holdings, LLC, a Delaware limited liability company, owns 75% of our issued shares of common stock. Immediately following completion of the offering, Dana Holdings will own approximately [ ]% of our shares of outstanding common stock. Joseph A. Falsetti, Mark I. Massad and/or members of their respective immediate families collectively own 100% of the ownership interests in Dana Holdings. Mr. Falsetti is the Chairman of our Board of Directors and Mr. Massad is our Chief Financial Officer.

Dana Holdings is a private equity firm that also performs operational oversight and assistance to management teams at a variety of companies. On November 10, 2010, we entered into an amended and restated consulting agreement with Dana Holdings, pursuant to which Dana Holdings performs certain management, business and strategic consulting services for us. These services include, among other things, assistance with the preparation of this offering and strategic planning and business development guidance. At this time, Dana Holdings has not yet identified the individuals that will be providing these services to us after completion of the offering.

The agreement provides that, through the closing of this offering, we will pay Dana Holdings, in lieu of any other form of consideration, a non-accountable monthly expense allowance of $15,000. Upon completion of this offering, we will pay Dana a monthly consulting fee of $80,000, and will reimburse its actual and documented out-of-pocket expenses reasonably incurred in performing the consulting services. As of December 31, 2010, we had accrued unpaid expense allowances to Dana Holdings in the aggregate amount of $55,000. The initial term of the consulting agreement ends on the anniversary date of the completion of the offering and renews automatically for additional one-year periods unless cancelled by either party not more than three and not less than two months prior to the expiration of the then-current term. In the event we cancel the agreement (other than as the result of a material breach by Dana Holdings), we will be required to pay Dana Holdings a termination fee of $600,000. Either party may terminate the agreement on written notice in the event of material breach by the other party that is not cured within 30 days. The consulting agreement also includes customary indemnification provisions in favor of Dana Holdings.

Bridge Loan Agreements

We have entered into several bridge loan agreements to fund our operations through the completion of the offering.

Dana Holdings

On July 12, 2010, we entered into a bridge loan agreement with Dana Holdings, the beneficial owner of 75% of our common stock, pursuant to which Dana Holdings loaned us $100,000, evidenced by the issuance of a promissory note. The note accrues interest at 12% per annum and matures two years from the date of issuance. Interest is payable annually, for the first year, and thereafter quarterly. Commencing 13 months after the date of issuance, we may prepay the notes without penalty. As of December 31, 2010, the outstanding principal balance of the note was $100,000 and the aggregate amount of accrued and unpaid interest was $5,665.

Dennis M. O’Donnell

Mr. O’Donnell is our President and Chief Executive Office and currently owns 25% of our issued common stock.

On July 23, 2010, we entered into a bridge loan agreement with Mr. O’Donnell, pursuant to which he loaned us $50,000, evidenced by the issuance of a promissory note. The note accrues interest at 12% per annum and matures two years from the date of issuance. Interest is payable annually, for the first year, and thereafter quarterly. Commencing 13 months after the date of issuance, we may prepay the notes without penalty. As of December 31, 2010, the outstanding principal balance of the note was $50,000 and the aggregate amount of accrued and unpaid interest was $2,597.

Robert J. Hariri

Robert J. Hariri is a member of our Board of Directors and Chairman of our Compensation Committee.

On November 9, 2010, we entered into a bridge loan agreement with Dr. Hariri, pursuant to which he loaned us $100,000, evidenced by the issuance of a promissory note. The note accrues interest at 12% per annum and matures two years from the date of issuance. Interest is payable annually, for the first year, and thereafter quarterly. Commencing 13 months after the date of issuance, we may prepay the notes without penalty. As of December 31, 2010, the outstanding principal balance of the note was $100,000 and the aggregate amount of accrued and unpaid interest was $1,742.

The foregoing notes were issued to Dana Holdings, Mr. O’Donnell and Dr. Hariri on the same terms and conditions as offered to another purchaser of the bridge notes that is not a related party. In connection with the issuance of such notes, we agreed to issue to Dana Holdings, Mr. O’Donnell and Dr. Hariri shares of our common stock, upon the closing of this offering, having an aggregate value (determined based upon the final price applicable in this offering) equal to 10% of the original principal amount of the notes together with warrants to purchase shares of common stock, upon the closing of this offering, with an aggregate value (determined based upon the final price applicable in this offering) equal to 10% of the original principal amounts of the notes. The warrants will be exercisable at a price equal to 110% of the final offering price of our common stock.

On February 3, 2011, we entered into agreements with each of the bridge note holders, effective as of December 31, 2010, to modify a provision in the notes that an event of default would occur if our independent registered public accounting firm issued an opinion questioning our ability to continue as a going concern. As amended, this provision will apply only as regards to a going concern qualification issued after the completion of an initial public offering of our common stock. Without this amendment, we would have been in default under the bridge notes upon the issuance of the report of our independent registered public accounting firm for the period ended December 31, 2010.

Dana Holdings Advance

In December, 2010, Dana Holdings advanced us the sum of $37,535 to fund interim working capital requirements. No interest was payable on this advance and we repaid it in full on February 7, 2011.

DESCRIPTION OF CAPITAL STOCK

General

Currently, our authorized capital stock consists of 51 million shares, of which 50 million are designated as common stock and one million are designated as preferred stock. As of December 31, 2010, 7,692,308 shares of common stock were outstanding and held of record by two stockholders. We have not issued any shares of preferred stock.

The following description of our capital stock are summaries and are qualified by reference to our amended and restated certificate of incorporation, as well as our amended and restated by-laws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus is a part, see "Additional Information".

Units

Each unit consists of two shares of common stock and a warrant to purchase one share of common stock. The units will begin trading on or promptly after the closing of the offering. The units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the SEC announcing when such separate trading will begin.

Common Stock

Holders of our common stock are entitled to one vote per share on matters on which our stockholders are entitled to vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. No shares of preferred stock have been issued. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, are or will be fully-paid and non-assessable, as applicable.

Warrants to be Issued as Part of the Units

Each warrant entitles the registered holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying units. The warrants may only be exercised for cash. The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants issued as a part of the units for redemption as follows:

  at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current;

  upon not less than 30 days prior written notice of redemption to each warrant holder; and

  if, and only if, the reported last sale price of the common stock equals or exceeds $[ ] per share for any 20 trading days within a [ ] consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between [ ], as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including but not limited to the occurrence of of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for the issuance of common stock or securities convertible or exercisable into common stock at a price below the exercise price of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us or by wire transfer of immediately available funds to an account designated by us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Representative's Warrants

We have also agreed to issue to Maxim Group, LLC, the representative of the underwriters, warrants to purchase a number of shares of our common stock equal to an aggregate of [8]% of the units sold in this offering. The warrants will have an exercise price equal to 110% of the offering price of the units sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holder’s expense, and for unlimited "piggyback" registration rights at our expense with respect to the underlying shares of common stock during the five year period commencing six months after the effective date. The warrants and the [ ] units (including the shares of common stock and warrants underlying the units) are considered compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Maxim (or permitted assignees under the rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock and warrants underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Preferred Stock

Shares of our preferred stock may be issued in one or more series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by our board of directors. Our board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of any series of preferred stock, the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Bridge Notes

In July and November, 2010, we issued a series of unsecured bridge notes in the aggregate principal amount of $500,000. The bridge notes accrue interest at 12% per annum and mature two years from the date of issuance. Interest is payable annually for the first year, and thereafter quarterly. Commencing 13 months after the respective date of issuance, we may prepay the notes without penalty. As of December 31, 2010, the outstanding principal balance of the bridge notes was $500,000 and aggregate amount of accrued and unpaid interest was $22,981.

On February 3, 2011, we entered into agreements with each of the bridge note holders, effective as of December 31, 2010, to modify a provision in the notes that an event of default would occur if our independent registered public accounting firm issued an opinion questioning our ability to continue as a going concern. As amended, this provision will apply only as regards to a going concern qualification issued after the completion of an initial public offering of our common stock. Without this amendment, we would have been in default under the bridge notes upon the issuance of the report of our independent registered public accounting firm for the period ended December 31, 2010.

Bridge Noteholder Shares

In connection with the issuance of the bridge notes, we agreed to issue to the noteholders, shares of common stock with an aggregate value (determined based upon the final price of this offering) equal to 10% of the original principal amounts of the notes. In connection with the completion of this offering, we will issue to the holders of the bridge notes an aggregate of [ ] shares of our common stock, assuming a price per share of $[ ], which represents the midpoint of the range indicated on the front page of this prospectus.

Bridge Noteholder Warrants

In connection with the issuance of the bridge notes, we agreed to issue to the noteholders, in the event we complete an initial public offering of our common stock, warrants to purchase shares of common stock with an aggregate value (determined based upon the final price applicable in such offering) corresponding to 10% of the original principal amounts of the notes. Such warrants are exercisable at a price corresponding to 110% of the final offering price of our common stock. In connection with the completion of the initial public offering, as required under the terms of the bridge notes, we will issue to the holders of the bridge notes warrants to purchase an aggregate of [ ] shares of our common stock, assuming a price per share of $[ ], which represents the midpoint of the range indicated on the front page of this prospectus.

Convertible Notes

On January 25 and 26, 2011 we issued 8% convertible notes in the aggregate face amount of $300,000. The notes accrue interest at 8% per annum and mature in January 2013. Interest is payable annually for the first year and quarterly thereafter. The notes provide that in the event we complete a public offering of our common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of our common stock at a conversion price equal to 75% of the final offering price. The shares issuable upon conversion of the notes will be unregistered, but will carry customary "tag along" registration rights.

Upon completion of this offering, we will issue to the holders of the convertible notes, in accordance with the terms of the notes, an aggregate of [ ] shares of our common stock, assuming a completion date of [ ] and a final offering price per share of [ ], which represents the midpoint of the range indicated on the front page of this prospectus.

Anti-Takeover Effects of Delaware Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Our Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated by-laws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. These provisions could, therefore, adversely affect the price of our common stock.

Among other things, our restated certificate of incorporation and amended and restated bylaws:

  permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or change in our control;

  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

  provide that stockholders seeking to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

  provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer, or by the board of directors.

Transfer Agent

Upon the completion of this offering, the transfer agent and registrar for our units, common stock and warrants will be Stocktrans, Inc., 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.

Listing

There is currently no established public trading market for our securities. We intend to apply to list our units, as well as our common stock and warrants underlying the units, on the Nasdaq Capital Market under the ticker symbols PRTH.U, PRTH and PRTH.W, respectively. We anticipate that the units will begin trading promptly after the date of this prospectus while the common stock and warrants will trade separately on the 60th day after the date of this prospectus or earlier at the discretion of Maxim.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock or warrants, and we cannot assure you that a liquid trading market for our common stock or warrants will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. These factors could also make it more difficult to raise funds through future offerings of common stock.

Sales of Restricted Shares

Upon the completion of this offering, we will have outstanding an aggregate of approximately [ ] shares of common stock, assuming no exercise of the underwriter’s option to purchase additional shares and no exercise of warrants to purchase common stock issued in connection with the offering or in connection with our loan agreements.

The shares sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144, each of which is discussed below.

The remaining [ ] shares of our common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the Securities Act or if sold under circumstances such that an exemption applies under Section 4(1) of, or Rule 144 promulgated under, the Securities Act. These exemptions are described in more detail below.

The following table shows approximately when the [ ] shares of common stock not being sold in this offering will be eligible for sale in the public market:

Days After Date of this Prospectus	Shares Eligible for Sale	Explanation
Upon Effectiveness	[0]
90 Days After Effectiveness	[ ]	Shares salable under Rules 144 that are not subject to lock-up
180 Days After Effectiveness	[ ]	Shares salable under Rules 144, assuming release of lock-up

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate for the previous three months, and who has beneficially owned shares of our common stock for at least six months, may sell all such shares. An affiliate or a person who has been our affiliate within the previous 90 days, and who has beneficially owned shares of our common stock for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

  one percent of the number of shares of our common stock then outstanding, which will equal approximately [ ] shares immediately after this offering; and

  the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. Sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements.

Lock-up Agreements

We and all of our directors and officers, holding 100% of our outstanding stock on a fully diluted basis immediately prior to this offering, have agreed to enter into lock-up agreements. For more information, see "Underwriting" on page 52, below.

Form S-8 Registration Statement

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to the Primus Therapeutics, Inc. 2011 Equity Incentive Plan. We have reserved 2,000,000 shares of our common stock for issuance under the plan, and we reserve the right (subject to complying with stockholder consent requirements) to amend the plan in the future to increase the number of shares issuable thereunder. For more information, see "Executive Compensation – 2011 Equity Incentive Plan" on page 41 of this prospectus. Subject to any applicable vesting or other requirements or conditions, shares issued under the plan will be eligible for re-sale in the public market immediately following the effectiveness of the applicable Form S-8 registration statement, except with respect to Rule 144 volume limitations applicable to persons classified as affiliates, and subject to standard "blackout" policies.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Maxim Group LLC, referred to herein as Maxim, have severally agreed to purchase from us on a firm commitment basis the following respective number of units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Units
Maxim Group LLC
[ ]

The underwriting agreement provides that the obligation of the underwriters to purchase all of the units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and our independent registered public accounting firm. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the [ ] units being offered to the public, other than those covered by the over-allotment option described below, if any of these units are purchased. Under the underwriting agreement, if the underwriters default in their commitment to purchase units, the underwriting agreement may be terminated, depending on the circumstances.

We have been advised by the representative of the underwriters that the underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[ ] per unit. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[ ] per unit to other dealers. After the securities underlying the units are released for sale to the public, the representative of the underwriters may change the offering price and other selling terms at various times.

Commissions and Expenses

The underwriting discounts and commissions are [8.0]% of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. In addition, we have agreed to pay the underwriters a corporate finance fee equal to [1.0]% of the gross proceeds of this offering for structuring the terms of the offering.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters.

Fee per unit (1)	Total Without Exercise of Over- Allotment	Total With Exercise of Over- Allotment
Public Offering Price
Underwriting Discount
Proceeds, before expenses, to us

(1)

The fee does not include the over-allotment option granted to the underwriters, the corporate finance fee in the amount of [1.0]% of the gross proceeds (including the over-allotment proceeds), or the warrant to purchase units equal to [8.0]% of the total number of units sold in the offering issuable on the closing date.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and transfer and warrant agent fees, and the [1]% corporate finance fee payable to the underwriters, but excluding underwriting discounts and commissions, and not taking into account the underwriters’ over-allotment option or warrant, will be approximately $[ ], all of which are payable by us.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase up to [ ] additional units at the public offering price, less the underwriting discounts and commissions that appear on the cover page of this prospectus. The units comprising the over-allotment option, consist of [ ] shares of common stock and warrants to purchase an aggregate of [ ] shares of common stock. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of units offered by this prospectus. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional units proportionate to the underwriter’s initial amount reflected in the foregoing table.

Representative’s Warrant

We have also agreed to issue to Maxim a warrant to purchase a number of shares of our common stock equal to an aggregate of [8.0]% of the shares of common stock underlying units sold in the offering (or [ ] shares). The warrant will have an exercise price equal to $[ ] per share, which is 110% of the public offering price. The warrant is exercisable commencing six months following the closing of this offering, and will be exercisable for five years following the closing of this offering. The warrant is not redeemable by us, and allows for "cashless" exercise. The warrant requires us to register the underlying shares subject to the warrant under the Securities Act. The warrant also provides for two demand registrations during the five-year period (one at our expense at the other at the underwriters’ expense) following the closing of this offering and for unlimited "piggyback" registration rights with respect to the underlying shares during the five year period commencing six months after the effective date of this offering. Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA, and in particular Rule 5110(g)(1), the warrant (and underlying shares of common stock) issued to Maxim may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the units offered; provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Maxim as long as the warrant (and underlying shares) remain subject to the lockup.

The warrant contains anti-dilution terms that allow Maxim to receive more shares or exercise at a lower price than originally agreed to upon at the time of the offering, provided that the public stockholders are proportionally affected by a stock split, stock dividend, or other similar event.

Lock-Up Agreements

Our executive officers, directors and certain of our stockholders have agreed to a 180-day "lock-up" from the date of this prospectus of shares of our common stock that they beneficially own, including any common stock issued upon the exercise of currently outstanding options and options that may be issued. This means that, for a period of 180 days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim. The lock-up period described in the preceding paragraph will be extended if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or announce material news or a material event relating to us during the 17-day period following the last day of the lock-up period. In each case the lock-up period will be extended until the expiration of 18-day period beginning on the date of release of the earnings results or the announcement of the material news or the material event relating to us.

Maxim has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, Maxim may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Other Terms

We have agreed that if after the closing of the offering, Maxim conducts a solicitation for the exercise of outstanding warrants at our written request, we will pay to Maxim a cash fee equal to 3.0% of the total proceeds received from the exercise of any and all warrants (other than any warrants held by Maxim or its affiliates) as a result of such solicitation by Maxim, provided that Maxim is designated as the soliciting broker on the exercise form of the warrant certificate evidencing the warrants so exercised.

We have advanced $25,000 to Maxim and upon the filing of this registration statement with the SEC, we will advance an additional $25,000 to Maxim, which represents a reasonable estimate of the actual accountable expenses Maxim will incur in the offering. Maxim will only receive an accountable expense reimbursement if the offering is terminated. If the offering is consummated, Maxim will not receive an expense reimbursement and will refund the advance to us at the closing of the offering. We have also agreed to pay the reasonable and documented fees and disbursements of Maxim’s legal counsel in connection with the offering up to an amount of $100,000 and other specified expenses incurred by Maxim.

In addition, we have agreed to grant to Maxim, upon the consummation of this offering, the right of first negotiation to co-manage any public underwriting or private placement of our equity securities or equity securities of our subsidiaries and successors (excluding (i) shares issued under any compensation or stock option plan approved by our stockholders, and (ii) shares issued by us in payment of the consideration for an acquisition or as part of strategic partnerships and transactions), which includes the right to underwrite or place a minimum of 50% of the securities to be sold therein, for a period of 12 months after completion of this offering. If Maxim fails to accept in writing any such proposal for such public or private sale within ten days after receipt of a written notice from us containing such proposal, then Maxim will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, we will adopt the same procedure as with respect to the original proposed public or private sale, and Maxim shall have the right of first negotiation with respect to such revised proposal.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breach of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Delivery

This prospectus in electronic format may be made available on a website maintained by Maxim and may also be made available on a website maintained by the other underwriters. The underwriters may agree to allocate a number of units for sale to their online brokerage account holders. In connection with the offering, the underwriters may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that it does not expect to confirm sales of the securities offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Pricing of this Offering

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and Maxim. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

  the history and prospects of companies in our industry;

  prior offering of those companies;

  our prospects for developing and commercializing products;

  our capital structure;

  an assessment of our management and their experience;

  general conditions of the securities markets at the time of the offering; and

  other factors that were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934, as amended that are intended to stabilize, maintain or otherwise affect the price of our common stock or publicly traded warrants. Maxim may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock and publicly traded warrants, so long as stabilizing bids do not exceed a specified maximum.

  Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that it may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares of common stock or warrants in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing common stock or warrants in the open market.

  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock or warrants than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock or publicly traded units and warrants in the open market after pricing that could adversely affect investors who purchase in this offering.

  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or publicly traded warrants or preventing or retarding a decline in the market price of our common stock or publicly traded units or warrants. As a result, the price of our common stock or publicly traded units and warrants may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Fox Rothschild LLP. Maxim is represented by Harter Secrest & Emery LLP.

EXPERTS

The balance sheet as of December 31, 2010 and the related statements of operations, stockholders' deficiency and cash flows for the period from April 21, 2010 (Inception) to December 31, 2010 included in this prospectus and elsewhere in the registration statement have been audited by J.H. Cohn LLP, our independent registered public accounting firm, as indicated in their report with respect thereto, which report includes an explanatory paragraph relating to our ability to continue as a going concern and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities offered for sale in this offering. This prospectus does not contain all of the information contained in the registration statement. You should refer to the registration statement, and the schedule and exhibits attached thereto, for additional information. Statements made in this prospectus regarding any agreement or other document are summaries only, and such summaries are qualified in their entirety by reference to the copies of such contract or document that are attached as exhibits to our registration statement. Upon completion of this offering, we will be subject to the filing requirement of the Securities Exchange Act of 1934, as amended, which requires among other things that we file current, quarterly and annual reports, proxy documents and certain other information. You can view and download copies of our SEC filings at the SEC website, at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

FINANCIAL STATEMENTS
Primus Therapeutics, Inc.
Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors
Primus Therapeutics, Inc.

We have audited the accompanying balance sheet of Primus Therapeutics, Inc. (A Development Stage Company) as of December 31, 2010, and the related statements of operations, stockholders’ deficiency and cash flows for the period from April 21, 2010 (Inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primus Therapeutics, Inc. as of December 31, 2010, and its results of operations and cash flows for the period from April 21, 2010 (Inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss, has negative working capital, a stockholders’ deficiency and is in violation of a debt covenant. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Princeton, New Jersey
February 9, 2011

PRIMUS THERAPEUTICS, INC.
(A Development Stage Company)

BALANCE SHEET
December 31, 2010

ASSETS
Current Assets:
Cash	$1,105
Prepaid Expense	11,183
Total Current Assets	12,288
Deposit	10,000
Deferred Offering Costs	164,291
Security Deposit	19,889
Total Assets	$206,468

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Liabilities:
Current Liabilities:
Advances from Stockholder	$37,535
Accounts Payable	380,073
Accrued Expenses	379,917
Total Current Liabilities	797,525
Note Payable	250,000
Notes Payable – Related Parties	250,000
Total Liabilities	1,297,525
Commitments and Contingencies
Stockholders’ Deficiency:
Preferred Stock: $0.001 par value, 1,000,000 shares authorized and 0 shares issued and outstanding	-
Common Stock: $0.001 par value, 50,000,000 shares authorized and 7,692,308 shares issued and outstanding	7,692
Paid-in Capital	(7,691)
Deficit accumulated during the development stage	(1,091,058)
TOTAL STOCKHOLDERS’ DEFICIENCY	(1,091,057)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$206,468

See Notes to Financial Statements.

PRIMUS THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS
Period from April 21, 2010 (Inception) through December 31, 2010

Research and Development Expenses	$300,000
Selling, General and Administrative Expenses	768,073
Loss from Operations	1,068,073
Other Expense:
Interest Expense	22,985
Net Loss	$(1,091,058)
Basic and diluted loss per common share (See Notes 6 and 7)	$(0.14)
Weighted average common shares outstanding – basic and diluted	7,692,308

See Notes to Financial Statements.

PRIMUS THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY
Period from April 21, 2010 (Inception) through December 31, 2010

				Deficit
				Accumulated
				During the	Total
	Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficiency
Beginning Balance, April 21, 2010	0	$0	$0	$0	$0
Issuance of Common Stock to the
founders in April, 2010	7,692,308	7,692	(7,691)		1
Net Loss				(1,091,058)	(1,091,058)
Ending Balance, December 31, 2010	7,692,308	$7,692	$(7,691)	$(1,091,058)	$(1,091,057)

See Notes to Financial Statements.

PRIMUS THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS
Period from April 21, 2010 (Inception) through December 31, 2010

Cash used in operating activities:
Net Loss	$(1,091,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid Expenses	(11,183)
Deposit	(10,000)
Accrued Expenses	379,917
Accounts Payable	281,782
Security Deposit	(19,889)
Net Cash used in Operating Activities	(470,431)
Cash provided by Financing Activities:
Advances from Stockholder	37,535
Issuance of Note Payable	250,000
Issuance of Notes Payable – Related Parties	250,000
Proceeds from Issuance of Common Stock	1
Deferred Offering Costs	(66,000)
Net Cash provided by Financing Activities	471,536
Net Increase in Cash	1,105
Cash at Beginning of Period	-
Cash at End of Period	$1,105
Noncash Financing Activities:
Deferred offering costs included in Accounts Payable	$98,291

See Notes to Financial Statements.

PRIMUS THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Business and Liquidity and Basis of Presentation:

Organization and Business:

Unless the context requires otherwise, or unless otherwise noted, all references herein to the "Company," "we," "our," or "us" refer to Primus Therapeutics, Inc.

We were incorporated in the State of Delaware on April 21, 2010. We are a development stage company that seeks to develop, market and sell "over-the-counter" (or "OTC") products for preventing and ameliorating the symptoms of common ailments such as joint pain, cough, cold, influenza and other common conditions. We intend to license technology for such products from third party drug development companies that will also manufacture and package finished goods for us. We will also outsource sales, ordering, order fulfillment, invoicing, collections and customer service functions. We expect that our products will be sold through mass market, drug and supermarket chains and will compete against other leading consumer healthcare products. We intend to sell our products under the trademarks PreVenza™ and Duract™, marks we have developed but have not yet used in commerce.

On December 3, 2010, we filed an Amended and Restated Certificate of Incorporation, pursuant to which we are authorized to issue an aggregate amount of 51,000,000 shares, comprised of 50,000,000 shares of common stock, par value $0.001 each, and 1,000,000 shares of preferred shares, par value $0.001 each, with such rights and designations as the Board of Directors may from time to time determine. Under the terms of our Amended and Restated Certificate of Incorporation, upon the filing thereof, each then outstanding share of common stock was automatically converted into 7,692.308 shares of common stock, resulting in there being, after giving effect to such conversion, an aggregate of 7,692,308 shares of common stock issued and outstanding.

Liquidity and Basis of Presentation:

For the period from April 21, 2010 (Inception) through December 31, 2010, our activities have been limited to developing our business plan, entering into license and manufacturing agreements, conducting preliminary negotiations with prospective licensors, manufacturers and logistics providers, determining funding requirements for implementing our business plan and analyzing potential funding sources, retaining professional advisers and similar start-up activities. We have not generated any revenues and for this reason we are considered to be a development stage company.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities through the normal course of business. The Company has reported a net loss of $1,091,058 and negative cash flows from operations of $372,140 for the period from April 21, 2010 (Inception) to December 31, 2010. As of December 31, 2010, the Company had negative working capital of $785,237, a stockholders’ deficiency of $1,091,057, and was in violation of a debt covenant. In the opinion of management, the Company will incur losses for the foreseeable future and will need additional equity or debt financing to sustain its operations until it can achieve profitability and positive cash flows. Management plans to seek debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about our ability to operate as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies:

Cash:

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash. We maintain our cash in bank deposit and other accounts, the balances of which, at times, may exceed Federally insured limits.

Research and Development:

Research and development costs, including licensing fees, are expensed as incurred.

Income Taxes:

We account for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will expire before we are able to realize the benefit.

Deferred Offering Costs:

We classify direct costs of issuing stock as deferred offering costs on the balance sheet and will offset as contra-equity under stockholders’ deficiency when the offering closes. As of December 31, 2010, we recorded $164,291 for deferred offering costs.

Use of Estimates:

The preparation of these financial statements in accordance with accounting principles generally accepted in the United States, or "GAAP", requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We base our estimates on the terms and conditions of our agreements and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

Recently Issued Accounting Pronouncements:

In January 2010, the Financial Accounting Standards Board (“FASB”) issued a new pronouncement, Improving Disclosures about Fair Value Measurements. This provision amends previous provisions that require reporting entities to make new disclosures about recurring and nonrecurring fair value measurements including the amounts of and reasons for significant transfers into and out of Level 1and Level 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in the reconciliation of Level 3 fair value measurements. This pronouncement was effective for interim and annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for interim and annual periods beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Company’s results of operations or financial condition.

In April 2010, the FASB issued a new pronouncement “Revenue Recognition – Milestone Method”. This pronouncement provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. The following criteria must be met for a milestone to be considered substantive. The consideration earned by achieving the milestone should be (1) commensurate with either the level of effort required to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone, (2) related solely to past performance, and (3) reasonable relative to all deliverables and payment terms in the arrangement. No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement. Accordingly, an arrangement may contain both substantive and nonsubstantive milestones. This pronouncement is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this guidance does not have a material impact on our financial statements.

Fair Value Measurements:

The carrying amounts of financial instruments, including cash, accounts payable, accrued expenses and advances from stockholder approximated their fair value as of December 31, 2010 because of the relative short maturity of these instruments. The carrying value of the notes and related party notes approximate fair value due to the short-term nature of these items and the related interest rate approximates market rates.

Note 3 - Related Party Transactions:

Dana Holdings, LLC:

Dana Holdings, LLC, a Delaware limited liability company, owns 75% of our issued and outstanding shares of common stock. Joseph A. Falsetti, Mark I. Massad and/or members of their respective immediate families own 100% of the ownership interests in Dana Holdings. Mr. Falsetti is the Chairman of our Board of Directors and Mr. Massad is our Chief Financial Officer.

Consulting Agreement:

On July 1, 2010, we entered into a consulting agreement with Dana Holdings, which was amended and restated effective as of November 10, 2010. The amended agreement provides that Dana Holdings will perform various business and strategic consulting services for us. In consideration of such services, through the closing of a public offering of our shares, we will pay Dana Holdings, in lieu of any other form of consideration, a non-accountable monthly expense allowance of $15,000. Upon the completion of an offering, we will pay Dana Holdings a monthly consulting fee of $80,000, and will reimburse its actual and documented out-of-pocket expenses reasonably incurred in performing the consulting services. The agreement will terminate by its terms if no offering has been consummated by July 1, 2011. The agreement with Dana Holdings has an initial term commencing on July 1, 2010 and ending on the anniversary date of the completion of the offering, thereafter renewing automatically for additional one-year periods unless cancelled by either party not more than three and not less than two months prior to the expiration of the then-current term. In the event we cancel the agreement other than for cause, we will be required to pay Dana Holdings a termination fee of $600,000. As of December 31, 2010, we had accrued unpaid expense allowances to Dana Holdings in the aggregate amount of $55,000. For the period from April 21, 2010 (Inception) to December 31, 2010, the Company recorded $90,000 of expenses relating to the agreement.

12% Unsecured Bridge Note:

On July 12, 2010, we entered into a bridge loan agreement with Dana Holdings, pursuant to which Dana Holdings loaned the Company $100,000 to fund our operations through the completion of an offering (see Note 4 – Material Agreements – Issuance of 12% Unsecured Bridge Notes). As of December 31, 2010, the outstanding principal balance of the note was $100,000 and the aggregate amount of accrued and unpaid interest was $5,655.

Advances from Stockholder:

In December 2010, Dana Holdings advanced the Company $37,535 to fund the Company’s operations. This advance carries no interest and is payable upon demand. As of December 31, 2010, the principal balance due to Dana Holdings with respect to the advance was $37,535.

Dennis M. O’Donnell:

Dennis M. O’Donnell is our President and Chief Executive Officer and owns 25% of our issued and outstanding shares of common stock.

12% Unsecured Bridge Note:

On July 23, 2010, we entered into a bridge loan agreement with Mr. O’Donnell, pursuant to which Mr. O’Donnell loaned us $50,000 to fund our operations through completion of an offering (see Note 4 – Material Agreements – Issuance of 12% Unsecured Bridge Notes). As of December 31, 2010, the outstanding principal balance of the note was $50,000 and the aggregate amount of accrued and unpaid interest was $2,597.

Robert J. Hariri:

Robert J. Hariri is a member of our board of directors and chairman of our compensation committee

12% Unsecured Bridge Note:

On November 9, 2010, we entered into a bridge loan agreement with Mr. Hariri, pursuant to which Mr. Hariri loaned us $100,000 to fund our operations through completion of an offering (see Note 4 – Material Agreements – Issuance of 12% Unsecured Bridge Notes). As of December 31, 2010, the outstanding principal balance of the note was $100,000 and the aggregate amount of accrued and unpaid interest was $1,742.

Note 4 - Material Agreements:

Issuance of 12% Unsecured Bridge Notes:

In July and November, 2010, we issued a series of bridge notes in the aggregate principal amount of $500,000, including the $100,000 bridge note issued to Dana Holdings (see Note 3 - Related Party Transactions - Dana Holdings, LLC), the $50,000 bridge note issued to Dennis M. O’Donnell (see Note 3 – Related Party Transactions – Dennis M. O’Donnell), the $100,000 bridge note issued to Robert J Hariri (see Note 3 – Related Party Transactions – Robert J. Hariri) and a $250,000 bridge note issued to an unrelated party. The bridge notes have substantially identical terms and conditions other than as to principal amount, bear interest at 12% per annum and mature two years from the date of issuance. The bridge notes are unsecured. Interest is payable annually, for the first year, and thereafter quarterly. We may prepay the bridge notes without penalty, provided, however, that no amounts may be prepaid before the date that is 13 months following the date upon which the relevant note was issued.

On February 3, 2011, the Company entered into agreements with each of the bridge note holders, effective as of December 31, 2010, to modify a provision in the notes that an event of default would occur if the Company’s independent registered public accounting firm issued an opinion questioning the Company’s ability to continue as a going concern. As amended, this provision will apply only as regards to a going concern qualification issued after the completion of an initial public offering of the Company’s common stock. But for this amendment, the Company would have been in default under the bridge notes upon the issuance of the report of its independent registered public accounting firm for the period ended December 31, 2010.

In connection with the issuance of the bridge notes, we agreed to issue to the note holders, in the event we complete an initial public offering of our common stock, shares of common stock with an aggregate value (determined based upon the final price applicable in such offering) corresponding to 10% of the original principal amounts of the notes. We also agreed to issue to the note holders, in the event we complete an initial public offering of our common stock, warrants to purchase shares of common stock with an aggregate value (determined based upon the final price applicable in such offering) corresponding to 10% of the original principal amounts of the notes. Such warrants will be exercisable at a price corresponding to 110% of the final offering price.

License and Manufacturing Agreements with Capricorn Pharma, Inc.:

License and Manufacturing Agreement– Glucosamine-Chondroitin:

On August 10, 2010, we entered into a license and manufacturing agreement with Capricorn Pharma, Inc., a privately-owned drug development company based in Frederick, Maryland, pursuant to which Capricorn licensed to us certain technology used in manufacturing glucosamine-chondroitin "soft chews" (our initial product) and agreed to manufacture and package that product for us. The license is exclusive to us, for the United States and its territories, as to the product in question, provided we comply with certain minimum quarterly and annual purchase commitment requirements specified in the agreement.

In consideration of the issuance of the license, we agreed to pay Capricorn a fee of $200,000. We paid Capricorn an initial installment of $100,000 upon signing of the agreement and agreed to pay the balance of $100,000 on November 12, 2010. We subsequently agreed with Capricorn to amend these payment terms and paid Capricorn installments of $50,000 and $13,333 on November 15, 2010 and December 15, 2010, respectively. The balance of $36,667 was paid on February 4, 2011.

License and Manufacturing Agreement– Dextromethorphan Fast Dissolving Tablets

On August 17, 2010, we entered into a license and manufacturing agreement with Capricorn pursuant to which Capricorn licensed to us certain technology used in manufacturing fast dissolving dextromethorphan tablets and agreed to manufacture and package that product for us. The license is exclusive to the Company, for the United States and its territories, as to the product in question, provided we comply with certain minimum quarterly and annual purchase commitment requirements specified in the agreement.

In consideration of the issuance of the license, we agreed to pay Capricorn a license fee of $100,000. We paid Capricorn an initial installment of $50,000 upon signing of the agreement and agreed to pay the balance on November 17, 2010. We subsequently agreed with Capricorn to amend these payment terms and paid Capricorn installments of $25,000 and $6,667 on November 15, 2010 and December 15, 2010, respectively. The balance of $18,333 was paid on February 4, 2011.

Engagement Agreement:

On July 1, 2010, we entered into an engagement agreement with Sheldrick & Co., PLLC, a New York law firm, which also memorialized certain prior agreements between such firm, the Company and its founders relating to services performed in connection with the formation of the Company and other corporate matters.

We agreed to compensate the Sheldrick firm $200,000 for services related to this offering, which is contingent and payable upon completion of such offering. We further agreed to pay the Sheldrick firm, with effect from July 1, 2010, a monthly fee of $20,000 payable in advance not later than the first business day of the month for legal services. However, we may accrue and defer payment up to 50% (i.e., $10,000) of each monthly fee until the first to occur of the following: (i) the receipt of proceeds of a public offering (ii) the receipt of proceeds of any interim financing in the aggregate amount of $1,500,000 and (iii) March 1, 2011. Included in accrued expenses at December 31, 2010 is $290,000 for amounts owed to the Sheldrick firm, inclusive of the $200,000 owed for deferred offering costs.

Lease Agreement:

On August 11, 2010, we entered into an office lease agreement, pursuant to which we leased office space that will serve as our principal executive offices. The lease has a term of 26 months, at an annual base rental of $72,846 for the 2010 calendar year. The minimum annual lease payments due as of December 31, 2010 are $79,556 in 2011 and $72,926 in 2012, payable in equal monthly installments. Rent expense for the period from April 21, 2010 (Inception) to December 31, 2010 amounted to $82,439.

Note 5 - Employment Agreements:

Dennis M. O’Donnell

On July 8, 2010, we entered into an employment agreement with our President and Chief Executive Officer, Dennis M. O’Donnell. The agreement became effective on July 30, 2010 and has an initial term of three years. Thereafter, the agreement renews by successive one-year renewal terms, subject to mutual termination on notice provisions. Under the agreement, Mr. O’Donnell receives an annual base salary of $300,000, and a bonus of up to 100% of base salary. If we terminate his employment agreement without cause, or if Mr. O’Donnell terminates the agreement for good reason, we will be obligated to continue to pay his base salary for a period of 18 months following the date of termination. In addition, we will be obligated to pay any accrued but unpaid bonus, the value of any accrued but unused vacation days, and any unpaid expense reimbursements. Included in accrued expenses as of December 31, 2010 is $172,439 relating to compensation owed for services provided by Mr. O’Donnell. Of the $172,439 owed to Mr. O’Donnell, $50,000 is related to compensation for services provided from April 21, 2010 (Inception) to his employment contract effective date.

Mark I. Massad

On November 5, 2010, we entered into an employment agreement with Mark I. Massad to serve as our Chief Financial Officer. The agreement provides that, prior to the successful completion of an initial public offering, Mr. Massad will receive a nominal salary of one dollar per annum. Mr. Massad is also entitled to participate in any employees benefit plans in effect for our personnel. Promptly after completion of the offering, Mr. Massad’s compensation will be established by our board’s compensation committee based upon prevailing industry standards. The agreement is of indefinite duration and may be terminated by either party upon written notice.

Note 6 – Loss Per Common Share:

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since we have only incurred losses, basic and diluted loss per share are the same. There were no potentially dilutive securities at December 31, 2010.

Note 7 – Proforma Net Loss and Loss Per Common Share:

Due to the nature of Mr. Massad’s employment agreement, management estimates the fair market value for a Chief Financial Officer’s compensation to be $250,000 annually. From November 5, 2010 to December 31, 2010, management estimates that if Mr. Massad was paid a market value salary the proforma adjustment for the Chief Financial Officer’s compensation to be $45,267. The proforma net loss for the period April 21, 2010 (Inception) to December 31, 2010 would be a net loss of ($1,136,325) and basic and diluted loss per common share would be ($0.15) .

Note 8 – Equity Incentive Plan:

Our 2011 Equity Incentive Plan (the “Plan”), which was approved by our Board of Directors and stockholders on November 19, 2010, became effective on January 1, 2011. Our employees, officers, directors and consultants are eligible to receive awards under the Plan; however, incentive stock options may only be granted to our employees. A total of 2,000,000 shares are reserved for issuance under the Plan and a maximum number of shares of common stock with respect to which awards may be granted to any participant under the Plan are 300,000 shares per calendar year. As of December 31, 2010, no option or stock award has been granted under the Plan.

Note 9 – Income Taxes:

There was no net current or deferred income tax provision for the period from April 21, 2010 (Inception) through December 31, 2010.

The Company’s deferred tax assets as of December 31, 2010 consist of the following:

Net operating loss carryforwards – Federal	$370,960
Net operating loss carryforwards – State	65,463
Totals	436,423
Less valuation allowance	(436,423)
Deferred tax assets	$-

At December 31, 2010, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of $1,091,058.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the period from April 21, 2010 (Inception) to December 31, 2010 was $436,423. The tax benefit assumed the Federal statutory tax rate of 34% and a state tax rate of 6% and has been fully offset by the aforementioned valuation allowance.

Statutory Federal tax rate	(34%	)
Statutory State tax rate	(6%	)
Effect of valuation allowance	40%
Effective tax rate	-%

The Company accounts for uncertain tax positions in accordance with FASB Accounting Standards Codification No. 740, “Income Taxes”.

Management believes that the Company does not have any tax positions that will result in a material impact on the Company’s financial statements. However, management’s conclusion may be subject to adjustment at a later date based on factors including ongoing analyses of tax laws, regulations and related interpretations

Note 10 – Subsequent Events:

The Company has evaluated subsequent events through February 9, 2011, the date the financial statements were issued.

On January 25 and 26, 2011, the Company issued 8% convertible notes in the aggregate face amount of $300,000. The notes bear interest at 8% per annum and mature in January 2013. Interest is payable annually for the first year and quarterly thereafter. The notes provide that, in the event the Company completes a public offering of its common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of the Company’s common stock at a conversion price equal to 75% of the final offering price. The shares issuable upon conversion of the notes will be unregistered, but will carry customary "tag along" registration rights.

On February 7, 2011, the Company repaid Dana Holdings in full the $37,535 advance provided to the Company in December 2010 to fund its operations.

______________________________________________________

PROSPECTUS

______________________________________________________

Maxim Group LLC

[                    ], 2011

Through and including [                 ], 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq listing fee.

Item		Amount
SEC registration fee		$2,089.80
FINRA filing fee	$	[ ]
Nasdaq listing fee	$	[ ]
Blue sky fees and expenses	$	[ ]
Underwriters’ financial fee and expenses	$	[ ]
Accounting fees and expenses	$	[ ]
Legal fees and expenses	$	[ ]
Public relations advisory fee and expenses	$	[ ]
Printing expenses	$	[ ]
Transfer agent fees and expenses	$	[ ]
Warrant agent fees and expenses	$	[ ]
Miscellaneous	$	[ ]
TOTAL	$	[ ]

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

     Our amended and restated certificate of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  breach of their duty of loyalty to us or our stockholders;

  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

  transaction from which the directors derived an improper personal benefit.

     These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

     As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors under which we have agreed to indemnify and hold harmless each director, to the fullest extent permitted by law, against any and all liabilities and expenses he or she may incur as a result of any threatened, pending or completed action, proceeding, inquiry or investigation, whether civil, criminal, administrative or other, to which a director may become subject as a result of his or her status as a director or member of a committee of our board of directors, or as a result of anything he or she does or fails to do in their capacity as such. We are not required to indemnify any director on account of acts that, at the time taken, the director knew or believed to be clearly in conflict with our best interests. The indemnification agreements also requires us to maintain in effected director and officer liability insurance, and set forth certain procedures that will apply in the event of a claim for indemnification.

     The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by Maxim for inclusion in the registration statement.

     At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

     Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to customary exclusions and qualifications.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following list sets forth information regarding all unregistered securities sold by us since our incorporation through the date of this registration statement:

  In July 2010, we sold an unsecured 12% bridge notes in the principal amount of $100,000, to Dana Holdings, LLC, which owns 75% of our issued and outstanding stock.

  In July 2010, we sold unsecured 12% bridge notes in the aggregate principal amount of $300,000 to Dennis M. O’Donnell, our President and Chief Executive Officer who also owns 25% of our issued and outstanding stock (principal amount $50,000), and an unrelated investor (principal amount $250,000).

  In November 2010 we sold an unsecured 12% sold bridge note in the principal amount of $100,000 to Robert J. Hariri, a member of our Board of Directors.

  In January 2011, we issued 8% convertible promissory notes to certain investors in the aggregate principal amount of $300,000.

     Under the terms of the bridge loan agreements, we are required to issue to each bridge note holder, upon completion of a public offering of our common stock, (i) shares of common stock with a market value (based upon the final offering price) equal to 10% of the principal amount of the bridge note, and (ii) warrants to purchase a corresponding number of shares of common stock at an exercise price equal to 110% of the final offering price.

     Under the terms of the convertible promissory notes, in the event we complete a public offering of our common stock, the principal amount due under the notes, plus accrued interest, will be automatically converted into shares of our common stock at a conversion price equal to 75% of the final offering price. The shares issuable upon conversion of the notes will be unregistered, but will carry customary "tag along" registration rights.

     The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. There was no general solicitation in connection with the offering of the bridge notes. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit	Description
Number

1.1	Form of Underwriting Agreement (to be furnished by amendment)

3.1	Amended and Restated Certificate of Incorporation of Registrant

3.2	Amended and Restated Bylaws of Registrant

4.1	Specimen Common Stock Certificate (to be furnished by amendment)

4.2	Specimen Warrant Certificate (to be furnished by amendment)

4.3	Form of Warrant Agreement (to be furnished by amendment)

4.4	Form of Representative’s Warrant (to be furnished by amendment)

5.1	Form of opinion of Fox Rothschild LLP, counsel to Registrant, with respect to the legality of the securities being offered (to be furnished by amendment)

10.1	Employment Agreement, dated July 8, 2010, by and between the Registrant and Dennis M. O’Donnell

10.2	Employment Agreement, dated November 5, 2010, by and between the Registrant and Mark Massad

10.3	License and Manufacturing Agreement, dated August 10, 2010, by and between the Registrant and Capricorn Pharma, Inc.

10.4	License and Manufacturing Agreement, dated August 17, 2010, by and between the Registrant and Capricorn Pharma, Inc.

10.5	Form of Bridge Loan Agreement

10.6	Form of Bridge Loan Promissory Note and Allonge

10.7	Form of Bridge Loan Warrant

10.8	Office Lease Agreement, dated August 11, 2010, by and between the Registrant and JER/Herring Orchard, LLC

10.9	2011 Equity Incentive Plan

10.10	Form of Option Agreement under 2011 Equity Incentive Plan (to be furnished by amendment)

10.11	Form of Restricted Stock Agreement under 2011 Equity Incentive Plan (to be furnished by amendment)

10.12	Amended and Restated Consulting Agreement, dated November 10, 2010, between the Company and Dana Holdings, LLC

10.13	Form of Indemnity Agreement

10.14	Form of Convertible Promissory Note

14.1	Code of Ethics

14.2	Insider Trading Policy

23.1	Form of Consent of Independent Registered Public Accounting Firm

23.2	Form of consent of Fox Rothschild LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Audit Committee Charter

99.2	Compensation Committee Charter

99.3	Nominating and Governance Committee Charter; Nominating Procedures

(b) Financial Statement Schedules.

All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to Maxim at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by Maxim to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Skillman, State of New Jersey, on February 9, 2011.

Primus Therapeutics, Inc.

By: /s/ Dennis M. O’Donnell
       Dennis M. O’Donnell
       President and Chief Executive Officer
       (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints Dennis M. O’Donnell as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-1, and any registration statement (including exhibits thereto and other documents in connection therewith) filed by the registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title/Position	Date

/s/ Dennis M. O’Donnell	President and Chief Executive Officer, Director	February 9, 2011
Dennis M. O’Donnell

/s/ Mark I. Massad	Chief Financial Officer (Principal Financial Officer)	February 9, 2011
Mark I. Massad

/s/ Joseph A. Falsetti	Chairman of the Board of Directors	February 9, 2011
Joseph A. Falsetti

/s/ Robert J. Hariri	Director	February 9, 2011
Robert J. Hariri

/s/ Andrew M. Sadosky	Director	February 9, 2011
Andrew M. Sadosky

Director
Kenneth D. Taylor